Exhibit 4.1

Annual Information Form FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 March 2, 2021

TABLE OF CONTENTS

GENERAL MATTERS	1

GLOSSARY OF TERMS	2

CORPORATE STRUCTURE	4

DESCRIPTION OF THE BUSINESS	5

VISION AND GUIDING PRINCIPLES	5

BUSINESS OBJECTIVES AND STRATEGY	6

ACTIVE INVESTMENT VEHICLES	9

GENERAL DEVELOPMENT OF THE BUSINESS	10

OUR REVENUES	11

SENIOR MANAGEMENT TEAM	12

EMPLOYEES	16

RISK FACTORS	16

DIVIDENDS	26

DESCRIPTION OF CAPITAL STRUCTURE	26

MARKET FOR SECURITIES	29

ESCROW OF SECURITIES	29

DIRECTORS AND OFFICERS	30

PROMOTERS	34

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	34

TRANSFER AGENT AND REGISTRAR	34

AUDIT COMMITTEE INFORMATION	34

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	35

INTERESTS OF EXPERTS	36

MATERIAL CONTRACTS	36

ADDITIONAL INFORMATION	36

ADDENDA	37

SCHEDULE A – AUDIT COMMITTEE CHARTER	37

2020 ANNUAL INFORMATION FORM

GENERAL MATTERS

Unless otherwise indicated or the context otherwise requires, “Company” or “Tricon” refers to Tricon Residential Inc. and its material direct and indirect subsidiary entities. The terms “we” and “our” are references to the Company. Unless otherwise indicated, all dollar amounts in this Annual Information Form (“AIF”) are expressed in U.S. dollars and references to “$” are to U.S. dollars; references to “C$” are to Canadian dollars.

Market data and other statistical information in this AIF are based on independent industry publications, government publications, reports by market research firms, or other published independent sources. Some data is also based on the Company’s good faith estimates that are derived from its review of internal data and information, as well as independent sources, including those listed above. Although the Company believes these sources are reliable, the Company has not independently verified the information and cannot guarantee its accuracy or completeness.

The information contained in this AIF is as of December 31, 2020, unless otherwise indicated.

Forward-Looking Statements

Certain statements in this AIF may be considered “forward-looking information” as defined under applicable securities laws (“forward-looking statements”). Statements other than statements of historical fact contained in this document may be forward-looking statements. Wherever possible, words such as “may”, “would”, “could”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “estimate”, “aim”, “endeavour”, “project”, “continue” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s expectations, intentions and beliefs concerning anticipated future events, results, circumstances, economic performance or expectations with respect to Tricon and its investments and are based on information currently available to management and on assumptions that management believes to be reasonable. In addition to the specific assumptions noted below, such assumptions include, but are not limited to: Tricon’s positive future growth potential; continuing positive investment and operating performance; continuing positive future prospects and opportunities; demographic and industry trends remaining unchanged; availability of a stable workforce; future levels of indebtedness; and current economic conditions not deteriorating.

This AIF may include forward-looking statements pertaining to the following (see “Description of the Business”):

•

Anticipated investment and operating performance (including, in particular: projected returns, timelines, development plans, sales expectations, unrealized investment value, and projected cash flows). These measures are based on Tricon’s own analysis of relevant market conditions and the prospects for its business and investments, and on projected cash flows and project plans for incomplete projects in its Investment Vehicles. Projected cash flows are determined based on detailed quarterly and annual budgets and cash flow projections prepared by developers for all incomplete projects. Numerous factors may cause actual investment performance to differ from current projections, including those factors noted under “Risk Factors”.

•

Anticipated demand for single-family and multi-family rental properties, apartment suites and homebuilding, and any corresponding effect on occupancy rates and more generally on the Company’s performance. These statements are based on management’s analysis of demographic and employment data and other information that it considers to be relevant indicators of trends in residential real property demand in the markets in which the Company operates. Housing demand is dependent on a number of factors, including macroeconomic factors, many of which are discussed in this AIF under “Risk Factors”. If these or other factors lead to declining demand, occupancy and the pace or pricing of home sales may be negatively impacted, with a corresponding negative impact on the value of the Company’s investments and its financial performance.

•

The pace of acquisition and the ongoing availability of single-family rental homes at prices that match the Company’s underwriting model. These statements are based on management’s analysis of market data that it considers to be relevant indicators of trends in home pricing and availability in the markets in which the Company carries on its business. Home prices are dependent on a number of factors, including macroeconomic factors, many of which are discussed in this AIF under “Risk Factors”. If these or other factors lead to increases in home prices above expectations, it may become more difficult for the Company to find rental homes at prices that match its underwriting model.

•

The intentions to build portfolios and attract further third-party investment in the Company’s businesses. These statements are based on management’s current intentions in light of its analysis of current market conditions, the growth prospects for the Company’s businesses, and the Company’s understanding of investor interest in the sectors, which are factors outside of the Company’s control. Should market conditions or other factors impact the Company’s ability to build portfolios or its ability to execute on its current strategies, actual results may differ from its current intentions.

•

The intention to internalize property management of the Company’s assets and syndicate an interest in its U.S. multi-family rental portfolio and the expected synergies and other benefits arising therefrom. These statements are based on management’s current intentions in light of its continuing financial and operational analysis of its businesses; however, there can be no assurance that these plans will be undertaken or that any expected benefits will be realized.

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Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors, including those noted above, could cause Tricon’s actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by forward-looking statements in this AIF, including, without limitation, those listed under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this AIF. See “Risk Factors” for a more complete list of risks relating to an investment in the Company and an indication of the impact the materialization of such risks could have on the Company, which could cause actual results to deviate from the forward-looking statements.

Although the forward-looking statements contained in this AIF are based upon what management currently believes to be reasonable assumptions, there can be no assurance that actual results, performance or achievements will be consistent with these forward-looking statements. The forward-looking statements contained in this AIF are expressly qualified in their entirety by this cautionary statement. We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. The forward-looking statements in this AIF are made as of the date of this document and the Company does not intend to, or assume any obligation to, update or revise these forward-looking statements or information, whether written or oral, to reflect new information, events, results or circumstances or otherwise after the date on which such statement is made to reflect the occurrence of unanticipated events, except as required by law, including securities laws.

Non-IFRS Measures

The Company measures the success of the business by employing several key performance indicators that are not recognized under IFRS. These indicators should not be considered an alternative to IFRS financial measures such as net income. As non-IFRS financial measures do not have standardized definitions prescribed by IFRS, they are less likely to be comparable with other issuers or peer companies. The key performance indicators used by the Company are described in detail in the 2020 MD&A.

GLOSSARY OF TERMS

In this Annual Information Form, the following terms have the meanings set forth below, unless otherwise indicated. Words importing the singular include the plural and vice versa, and words importing any gender include all genders: “2020 MD&A” means the Company’s Management’s Discussion and Analysis for the year ended December 31, 2020, available on SEDAR at www.sedar.com.

“2022 Convertible Debenture Indenture” has the meaning set out under “Description of Capital Structure – Convertible Debentures”.

“2022 Debentures” has the meaning set out under “Description of Capital Structure – Convertible Debentures”.

“Active Investment Vehicles” means, collectively, the Separate Accounts, commingled funds, Side-cars and Syndicated Investments described under “Description of the Business – Active Investment Vehicles”.

“ASRS” means Arizona State Retirement System.

“Audit Committee” means the audit committee of the Board of Directors.

“Board of Directors” or “Board” means the board of directors of Tricon Residential Inc.

“commingled fund” means a closed-end commingled fund managed by Tricon and formed for the purpose of investing in development properties or other transactions.

“Common Shares” means the common shares in the capital of Tricon Residential Inc.

“institutional investors” means entities that generally have substantial assets and investment experience including, but not limited to, sovereign wealth funds, pension funds, endowment funds, insurance companies and banks.

“Investment Vehicle” means an investment vehicle managed by Tricon, including commingled funds, Separate Accounts and Side-cars.

“Johnson” means The Johnson Companies LP.

“middle market” means U.S. households with household incomes of $60,000 to $100,000 per annum that would be expected, based on this income level, to seek home rental rates of $1,200 to $1,800 per month.

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“MPC” means master-planned community.

“Multi-Family Fund” means Starlight U.S. Multi-Family (No. 5) Core Fund.

“Performance Fees” means incentive or performance fees earned from achieving target investment returns in an Investment Vehicle.

“Separate Account” means an Investment Vehicle in which the Company manages an investment on behalf of one or two institutional investors (and invests alongside those investors) for a singular investment or strategy and in respect of which Tricon earns fee income.

“SFR JV-1” means the joint venture arrangement entered into between the Company and two institutional investors to assemble a portfolio of single-family rental homes that will be acquired and managed by the Company.

“Side-car” or “Side-car Investment” or “Syndicated Investment” means an Investment Vehicle that invests alongside a commingled fund in respect of a particular investment.

“Sun Belt” means the series of states in the southwestern and southern U.S. commonly known as the “Sun Belt”. “Syndicated Investment” – see “Side-car”.

“THP US SP1” means Tricon Housing Partners US Syndicated Pool 1, a Separate Account formed in 2016. “THP US SP2” means Tricon Housing Partners US Syndicated Pool 2, a Separate Account formed in 2017.

“THP1 Canada” means Tricon Housing Partners Canada LP (formerly Tricon VIII Limited Partnership), a limited partnership formed under the laws of the Province of Ontario, together with associated fund entities.

“THP1 US” means Tricon Housing Partners US LP (formerly Tricon IX, L.P.), a limited partnership formed under the laws of the State of Delaware, together with associated fund entities.

“THP2 Canada” means Tricon Housing Partners Canada II LP (formerly Tricon X Limited Partnership), a limited partnership formed under the laws of the Province of Ontario, together with associated fund entities.

“THP2 US” means Tricon Housing Partners US II LP (formerly Tricon XI, L.P.), a limited partnership formed under the laws of the State of Delaware, together with associated fund entities.

“THP3 Canada” means Tricon Housing Partners Canada III LP (formerly Tricon XII Limited Partnership), a limited partnership formed under the laws of the Province of Ontario, together with associated fund entities.

“THPAS JV-1” means the joint venture arrangement entered into between the Company and ASRS to fund the single-family rental build-to-rent development projects and some for-sale housing development projects.

“TSX” means the Toronto Stock Exchange.

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CORPORATE STRUCTURE

Name, Address and Information

A predecessor of the Company was incorporated under the Business Corporations Act (Ontario) on June 3, 1988 as “Tri Continental Capital Management Inc.” On June 16, 1997, the Company was incorporated under the Business Corporations Act (Ontario) as “Tri Continental Management Inc.”, and continued to carry on the business. The Company changed its name to “TCC Management Inc.” on July 10, 1997, to “Tri Continental Capital Ltd.” on March 19, 1999, and to “Tricon Capital Group Inc.” on May 20, 2005, before changing its name to “Tricon Residential Inc.” on July 7, 2020. The Company’s head and registered office is located at 7 St. Thomas Street, Suite 801, Toronto, Ontario M5S 2B7.

Inter-Corporate Relationships

The following diagram depicts the inter-corporate relationships among the Company’s key subsidiaries as at the date hereof and indicates which of the Company’s investments and activities are carried on through them:

The diagram above does not depict the structure of further subsidiary entities through which specific investments or activities are undertaken within the various investment verticals. The voting securities of all subsidiaries depicted are beneficially owned, directly or indirectly as depicted, entirely by the Company. Tricon American Homes LLC, Tricon Single-Family Rental REIT LLC, Tricon US Topco LLC, Tricon US Rental Topco LLC, Tricon US Rental REIT LLC, Tricon US Multi-Family Aggregator LLC, SFR JV-1 Investor LLC, Tricon Holdings USA LLC, Tricon USA Inc. and Tricon JDC LLC are Delaware entities. Tricon US Multi-Family REIT Inc. is a Maryland corporation. All other entities are Ontario corporations or limited partnerships.

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DESCRIPTION OF THE BUSINESS

Tricon is a rental housing company focused on serving the middle-market demographic. Tricon owns and operates approximately 31,000 single-family rental homes and multi-family rental units in 21 markets across the United States and Canada, managed with an integrated technology-enabled operating platform. More information about Tricon is available at www.triconresidential.com.

Vision and Guiding Principles

Tricon was founded in 1988 as a fund manager for private clients and institutional investors focused on for-sale residential real estate development. The pursuit of continuous improvement as well as a desire to diversify and facilitate succession planning drove the Company’s decision to become publicly traded in 2010. While the U.S. for-sale housing industry was decimated in the Great Recession of 2007–2009, Tricon’s strong foundation and its leaders’ resilience helped it endure the downturn and learn valuable lessons that informed the Company’s decision to ultimately focus on rental housing.

In the decade that followed, Tricon embarked on a deliberate transformation away from for-sale housing, which is inherently cyclical, to a rental housing company that addresses the needs of a new generation facing reduced home affordability and a desire for meaningful human connections, convenience and a sense of community. Today, Tricon provides high-quality, essential shelter to residents. It is a defensive business that is designed to outperform in good times and perform relatively well in more challenging times like today.

Tricon was among the first to enter into and institutionalize the U.S. single-family rental industry. Our success has been built on a culture of innovation and our willingness to adopt new technologies to drive efficiencies and improve our residents’ lives. We believe that our ability to bring together capital, ideas, people and technology under one roof is unique in real estate and allows us to improve the resident experience, safeguard our stakeholders’ investments, and drive superior returns.

We were also first to recognize the benefits of combining single-family and multi-family rental operations to create a pure play on “middle-market” rental housing. By focusing on the similarities of collecting monthly rent from residents and the complementary nature of property management, we believe that Tricon can deliver a superior experience at all stages of the resident lifecycle. Our properties and residents may be diverse, but our commitment to enrich the lives of our residents through caring service and a simplified, connected lifestyle is consistent.

Tricon strives to be North America’s pre-eminent rental housing company focused on the middle-market demographic by owning quality properties in attractive markets, focusing on operational excellence, and delivering exceptional customer service. Tricon is driven by its purpose statement – Imagine a world where housing unlocks life’s potential – and expects its employees to conduct themselves according to the following guiding principles:

•	Go above and beyond to enrich the lives of our residents

•	Commit to and inspire excellence in everything we do

•	Ask questions, embrace problems, thrive on the process of innovation

•	Do what is right, not what is easy

•	Elevate each other so together we leave an enduring legacy

Tricon’s guiding principles underpin our business strategy and culture of taking care of our employees first so they in turn are empowered and inspired to provide residents with superior service and to positively impact local communities. When our residents are satisfied, they rent with us longer, they are more likely to treat our properties as their own, and they are more willing to refer new customers. We have realized that the best way to drive returns for our investors and shareholders is to ensure our team and residents are fulfilled.

Tricon’s activities are also guided by Environmental, Social and Governance (“ESG”) factors, as outlined in section 1.3 of the 2020 MD&A and our inaugural ESG roadmap, published in January 2020 and available on SEDAR at www.sedar.com. This roadmap will guide the Company’s ESG initiatives over the next three years and will provide a framework for robust data collection and reporting on Tricon’s ongoing progress and performance.

At Tricon, we have always sought to improve the lives of our employees, our residents, and those in our broader communities. We strive to make the world a better place through our guiding principles, which inspire us to go above and beyond and commit to excellence in everything we do.

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Business Objectives and Strategy

Tricon is a residential real estate company primarily focused on owning and operating rental housing in the United States and Canada. Since the Company’s initial public offering in 2010, Tricon has evolved from an asset manager focused on investing in for-sale housing development to a growth-oriented rental housing company with a comprehensive technology-enabled operating platform. Tricon currently owns and operates approximately 31,000 single-family rental homes and multi-family rental units in 21 markets across the United States and Canada. As at December 31, 2020, about 95% of the Company’s real estate assets are stabilized rental housing assets, and the remaining 5% or less are invested in residential development projects.

Through its fully integrated operating platform, the Company earns rental income and ancillary revenue from single-family and multi-family rental properties as well as fees from managing third-party capital co-invested in its real estate assets.

Rental Housing Strategy

Tricon’s U.S. rental strategy, in both single-family and multi-family rental, is focused on select geographic markets in the Sun Belt and targets the middle-market resident demographic. The Sun Belt has experienced significant population and job growth over time, driven by a friendly business environment, lower tax rates, enhanced affordability and a warm climate. It is home to about 40% of all U.S. households, and is expected to see 60% of the growth in U.S. households over the next decade (source: John Burns Real Estate Consulting, 2019).

Within its targeted geographic markets in the United States, Tricon is focused on serving the middle-market resident demographic which consists of nearly nine million working-class U.S. renter households (source: U.S. Census Bureau). The Company defines the middle-market cohort as those households earning between $60,000 and $100,000 per year and with monthly rental payments of $1,200 to $1,800. These rent levels typically represent approximately 20–25% of household income, which provides each household with meaningful cushion to continue paying rent in times of economic hardship and when experiencing a decline in income. Conversely, Tricon has the flexibility to increase rents and defray higher operating costs in a stronger economic environment without significantly impacting its residents’ financial well-being. Focusing on qualified middle-market families who are likely to be long-term residents is expected to result in lower turnover rates, thereby reducing turn costs and providing stable cash flows for the Company.

Tricon’s Canadian “build-to-core” rental strategy targets markets that are underpinned by strong economic fundamentals, including robust job and population growth over an extended period, and attractive supply and demand fundamentals. The Company is currently developing all of its Canadian multi-family properties in downtown Toronto, and believes that the confluence of Canadian urbanization trends, strong population growth, a robust and diversified economy, and major for-sale housing affordability issues will support attractive, long-term rental fundamentals. In addition, Tricon’s high-quality, service-oriented rental offerings are well-positioned to cater towards an urban workforce seeking condo-quality, highly amenitized apartments with professional property management.

Single-Family Rental

Tricon owns and operates one of the largest portfolios of single-family rental homes in the Sun Belt, with 22,766 homes (excluding 28 homes held for sale) in 18 markets across ten states as of December 31, 2020. Tricon offers middle-market families the convenience of renting a high-quality, renovated home without costly overhead expenses such as maintenance and property taxes, and with a focus on superior customer service.

Since entering the single-family rental business in 2012, Tricon has built a technology-enabled platform to support its growth and manage its properties efficiently. The Company’s proprietary technology automates home acquisitions, leasing activities (such as virtual tours and/or self-showings), resident underwriting, revenue management, call centre services, repairs and maintenance and workflow management, among other activities. Management believes the Company has a significant competitive advantage arising from its technology-enabled property management platform that is difficult to replicate yet highly scalable and it intends to apply these capabilities across both its single-family and multi-family rental portfolios.

Additional details of the Company’s single-family rental business, including financial performance and key performance indicators, are set out in Section 4.1 of the 2020 MD&A.

Multi-Family Rental

In the U.S., Tricon owns a portfolio of high-quality, affordably priced garden-style apartments primarily in the Sun Belt, comprised of 23 properties totalling 7,289 suites in 13 major markets. The current portfolio consists of new vintage garden-style complexes featuring resort-style amenities, including swimming pools and well-appointed fitness and common areas, located in desirable suburban sub-markets that have experienced strong employment and population growth over an extended period of time. These assets are currently property managed by leading third-party firms, overseen by Tricon’s internal asset management team. However, the Company intends to internalize property management to produce additional synergies by leveraging existing technology, infrastructure and centralized management functions. Tricon’s long-term strategy is to continue to grow this business and drive operating synergies through incremental scale.

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In Canada, Tricon operates The Selby, a 500-unit Class A rental property situated at Bloor Street East and Sherbourne Street in downtown Toronto, which was completed in 2019 and is now substantially stabilized. Tricon partnered with a major Canadian pension plan to form a Separate Account on an 85/15 basis (Investor/Tricon). The project was developed by Tricon and is being managed through Tricon’s vertically integrated platform, including local property management employees.

Additional details of the Company’s multi-family rental business, including financial performance and key performance indicators, are set out in Section 4.2 of the 2020 MD&A.

Residential Development

In its residential development business, Tricon participates in the development of new residential real estate properties, predominantly rental housing intended for long-term ownership. Such developments include (i) Class A multi-family rental apartments in Canada, (ii) the Company’s recently-launched strategy to develop single-family rental communities in the U.S., and (iii) legacy land development and homebuilding projects, predominantly in the U.S.

Canadian Class A Multi-Family Rental Apartments

Tricon is one of the most active multi-family rental developers in downtown Toronto, with eight projects under development, totalling approximately 3,720 units (including select condominium units). Tricon is focused on developing, owning and operating the leading portfolio of Class A rental apartments in the Greater Toronto Area, Canada’s economic engine and one of its fastest-growing metropolitan areas. The Company’s “build-to-core” strategy targets institutional-quality development of well-located rental properties near major employment nodes and/or public transit that will ultimately be held over the long term as part of an income-producing portfolio. Through its vertically integrated operations, including land acquisition/entitlement, development, oversight of vertical construction, and property management, we believe that Tricon has a competitive advantage and is able to develop properties designed specifically to serve rental residents in a Toronto market saturated with investor-driven condominium projects.

The Company’s Canadian multi-family development projects are described briefly below. Tricon holds these assets in partnerships with pension plans and strategic partners who have an investment bias towards long-term ownership and stable recurring cash flows.

The Taylor is an approximately 286-unit tower located immediately south of King Street West on Spadina Avenue. Tricon partnered with a major Canadian pension plan to form a Separate Account for this project on a 70/30 basis (Investor/Tricon). The project is being developed by Tricon.

The James is Tricon’s flagship rental development prominently located in the Rosedale/Summerhill neighbourhood. The development site is adjacent to The Shops of Summerhill, a commercial property also owned by Tricon. The James had been owned on a 50/50 basis with Diamond Corporation, and Tricon had owned a 25% interest of the Shops at Summerhill in a joint venture with RioCan REIT; however on June 23, 2020, Tricon acquired the remaining 50% and 75% of The James and The Shops of Summerhill, respectively, and now wholly owns these properties.

The West Don Lands is a large-scale mixed-income community under development comprising four projects in multiple blocks in Toronto’s West Don Lands, immediately adjacent to the Distillery District. The projects are being developed in a partnership with Dream Unlimited Corp. and Kilmer Group on an equal ownership basis and will comprise approximately 2,525 rental units, made up of 70% market-rate units and 30% affordable units, as well as ancillary retail and potential office space, as part of the Provincial Affordable Housing Lands Program.

The Ivy is a 231-unit rental building development located just south of the Yonge and Bloor Street intersection. For this project, Tricon partnered with a strategic investor on a 53/47 basis (Investor/Tricon). The project is being co-developed by Tricon and Angel Developments.

7 Labatt is a 1.3-acre site situated immediately south of the Regent Park revitalization project expected to be developed into approximately 300 purpose-built rental units and some condominium units. The project is owned in a Separate Account with TAS Design Build and a major Canadian pension plan on a 20/50/30 basis (TAS/Investor/Tricon) and is being co-developed by Tricon and TAS.

U.S. Single-Family Rental Communities

The Company’s innovative build-to-rent strategy, which is focused on developing a portfolio of well-designed, dedicated single-family home rental communities, commenced in the third quarter of 2019, following the establishment of THPAS JV-1 (see “Active Investment Vehicles”, below). Such developments, which typically include a cluster of rental homes with shared amenities, combine the privacy and convenience of single-family rental living with the community experience of the multi-family rental model. This strategy leverages the Company’s complementary expertise in land development, homebuilding, and single-family rental and multi-family rental property management. The Company closed on its first investment under this strategy in 2020.

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Land Development and Homebuilding (For-Sale Housing)

The Company’s legacy business provides equity or equity-type financing to experienced local or regional developers and builders of for-sale housing primarily in the U.S. These investments are typically made through Investment Vehicles that hold an interest in land development and homebuilding projects, including master-planned communities. The investments are structured as self-liquidating transactions, generally with cash flow generated as land, lots and homes are sold to third-party buyers (typically large homebuilders in the case of land and master-planned communities, and end consumers in other cases).

Tricon also serves as the developer of certain of its MPCs through its Houston-based subsidiary, The Johnson Companies LP, an integrated development platform with expertise in land entitlement, infrastructure, municipal bond finance and placemaking, and deep relationships with public and regional homebuilders and commercial developers.

As part of its transformation to a rental housing company, Tricon plans to continue to reduce its balance sheet exposure to for-sale housing assets over time through natural liquidation and, where possible, the strategic disposition of assets. In furtherance of this objective, on January 22, 2020, the Company completed the syndication of 50% of one of its direct for-sale housing investments to THPAS JV-1 (see “Active Investment Vehicles”, below). Notwithstanding this goal, investments in for-sale housing remain an important source of cash flow for the Company.

Additional details of Tricon’s residential development business, including portfolio composition, financial performance and key performance indicators are set out in Section 4.3 of the 2020 MD&A.

Private Funds and Advisory

Through its Private Funds and Advisory business, Tricon earns fees from managing third-party capital co-invested in its Investment Vehicles. Tricon believes it is prudent to use a combination of balance sheet and third-party capital across its businesses. In particular, third-party capital allows the Company to generate scale and drive operational synergies, diversify its investor base, capitalize on opportunities that might otherwise be too large for the Company, reduce its balance sheet exposure to development activities, and enhance Tricon’s return on equity by earning asset management and other fees. Activities of this business include:

(i)

Asset management of third-party capital: Tricon manages capital on behalf of American, Canadian and international institutional investors, including pension funds, sovereign wealth funds, insurance companies, endowments and foundations, as well as family offices and high net-worth accredited investors who seek exposure to the residential real estate industry. Tricon currently manages $2.6 billion of third-party capital across its single-family rental, multi-family rental and residential development businesses.

Tricon manages third-party capital for ten of the top 100 largest institutional real estate investors in the world (source: PERE 2020 Top 100 Global Investor report, October 2020). Tricon ranked 65th globally and second in Canada (compared to 68th and third, respectively, in 2019) among global real estate investment managers based on the amount of private real estate direct investment capital raised since 2015 (source: PERE 100 report, June 2020). In aggregate, the Company has approximately 17 institutional investors in its Active Investment Vehicles.

(ii)

Development management and related advisory services: Tricon earns development management fees from its rental development projects in Toronto, which leverage its fully integrated development team. In addition, Tricon earns contractual development fees and sales commissions from the development and sale of single-family lots, residential land parcels, and commercial land within the MPCs managed by its Johnson subsidiary.

(iii)

Property management of rental properties: Tricon provides integrated property management services to its entire single-family rental portfolio (including homes owned through Investment Vehicles) and Canadian multi-family assets and intends to internalize property management for its U.S. multi-family rental portfolio. The property management business is headquartered in Orange County, California, and provides resident-facing services including marketing, leasing, and repairs and maintenance delivered through a dedicated call centre and local field offices. For its services, Tricon earns property management fees, typically calculated as a set percentage of the gross revenues of each property, as well as leasing, construction and acquisition fees.

Section 4.4 of the 2020 MD&A contains a summary of the performance of the Company’s Private Funds and Advisory activities as of December 31, 2020.

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Active Investment Vehicles

Each of the Company’s Active Investment Vehicles is profiled briefly below.

Single-Family Rental Separate Accounts

On June 27, 2018, the Company entered into SFR JV-1, a joint venture arrangement with two leading institutional investors to assemble a portfolio of single-family rental homes to be acquired and managed by Tricon. The joint venture is funded by a total equity commitment of $750 million.

Canadian Multi-Family Separate Accounts

The Company has a number of Separate Accounts in respect of its Canadian multi-family rental stabilized assets and development projects which are described above under the headings “Multi-Family Rental” and “Residential Development”.

U.S. Residential Development Investment Vehicles

THPAS JV-1 Separate Account

On August 20, 2019, Tricon entered into THPAS JV-1 with ASRS. The total equity committed to this venture is $450 million, including $400 million from ASRS and $50 million from Tricon. Through this joint venture, Tricon aims to fund the development of single-family build-to-rent communities to be incorporated into the Company’s rental operations platform, with some secondary investments in for-sale housing assets.

Tricon Housing Partners US Syndicated Pool 2

THP US SP2 is a Separate Account formed in March 2017 to support the acquisition and development of a land parcel located in Queen Creek, Arizona. Tricon has committed approximately 20% of the required capital for the investment, with the remainder being committed by its partner.

Tricon Housing Partners US Syndicated Pool 1

THP US SP1 is a Separate Account formed in 2016 to invest in two for-sale housing projects in Belmont, California and Phoenix Arizona. Tricon has committed approximately 20% of the required capital for the investments, with the remainder being committed by its partner.

Viridian Separate Account

Viridian is a Separate Account formed in 2015 to support the acquisition and development of an existing 2,083-acre master-planned community in Dallas-Fort Worth, Texas. Tricon committed approximately 18% of the required capital for the investment, with the balance being committed by an institutional investor. The property is being developed by Johnson.

Trilogy at Verde River Separate Account

Trilogy at Verde River was a Separate Account formed in 2014 to support the acquisition and for-sale development of an age-targeted, resort-style community located in Phoenix, Arizona. Tricon committed approximately 10% of the required capital for the transaction, with the remainder being committed by an institutional investor. In February 2021, the underlying project was sold to a third party and the separate account is being unwound.

Lake Norman Side-car Investment

Lake Norman is a Side-car Investment made in 2014 to support the acquisition and for-sale development of an age-targeted, resort-style community located in Charlotte, North Carolina. THP2 US committed approximately 27% of the required capital for the transaction, with the remaining capital being committed 90% by an institutional investor and 10% by Tricon. The property is being developed by Trilogy Active Lifestyle Communities. In December 2020, Tricon’s institutional capital partner sold its interest in the project to the developer. Tricon and THP2 US remain invested in the project.

Arantine Hills Side-car Investment

Arantine Hills is a Side-car Investment made in 2014 to support the acquisition and development of a master-planned community located in Corona, California. THP2 US committed approximately 25% of the required capital for the transaction, with the remaining capital being committed 90% by an institutional investor and 10% by Tricon.

Grand Central Park Separate Account

Grand Central Park is a Separate Account formed in 2013 to support the acquisition and development of a large mixed-use master-planned community in the city of Conroe (Houston MSA), Texas. Tricon committed approximately 10% of the required capital for the Separate Account, with the balance being committed by an institutional partner. The property is being developed by Johnson.

Vistancia West Side-car Investment

Vistancia West is a Side-car Investment made in 2013 to support the acquisition and for-sale development of an age-targeted, resort-style community in Phoenix, Arizona. THP2 US committed approximately 27% of the required capital for the transaction, with the remaining capital being committed 90% by an institutional investor and 10% by Tricon. The property is being developed by Trilogy Active Lifestyle Communities. In December 2020, Tricon’s institutional capital partner sold its interest in the project to the developer. Tricon and THP2 US remain invested in the project.

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2020 ANNUAL INFORMATION FORM

THP2 US

THP2 US is a commingled fund that had its final closing in December 2013 with approximately $334 million of total capital commitments. The fund is fully invested in for-sale housing projects in the U.S.

THP3 Canada

THP3 Canada is a commingled fund that had its final closing in early 2012 with total committed capital of approximately C$196 million. The fund is fully invested in for-sale housing projects in selected urban markets in Canada.

Cross Creek Ranch Separate Account

Cross Creek Ranch is a Separate Account formed in 2012 to invest in the acquisition and development of a master-planned community located just southwest of Houston, Texas. Tricon committed approximately 10% of the required capital for the Separate Account, with the balance being committed by an institutional partner. The property is being developed by Johnson.

THP1 US

THP1 US is a commingled fund that had its final closing in January 2009 with total committed capital of $332.8 million. The fund is fully invested in for-sale housing projects in the U.S. The Company acquired an approximate 68.4% limited partnership interest in THP1 US in 2013.

THP2 Canada

THP2 Canada is a commingled fund that had its final closing in April 2009 with total committed capital of approximately C$85 million. THP2 Canada is fully invested in for-sale housing projects in Toronto and Alberta.

THP1 Canada

THP1 Canada is a commingled fund that had its final closing in December 2005 with total committed capital of approximately C$100 million. THP1 Canada is fully invested in for-sale housing projects in Toronto and Alberta.

Canadian Syndicated Investments

The Company has three Canadian Syndicated Investments (5 St. Joseph, Heritage Valley and Mahogany) that have co-invested alongside its three active Canadian commingled funds.

General Development of the Business

The general development of the Company’s business over the past three fiscal years is summarized below. See also the description of the Company’s businesses above under the headings “Business Objectives and Strategy” and “Active Investment Vehicles”.

On May 14, 2020, Tricon announced that, as a final step in its transformation to a rental housing company, the Company was realigning its operating structure, rebranding itself and its operations, and changing its name to “Tricon Residential Inc.”, which name change was duly approved at the last meeting of the Company’s shareholders and became effective on July 7, 2020.

The Company’s new operating structure establishes one unified company and eliminates the parent company/operating subsidiary model that existed under investment entity accounting (including the elimination of the monikers “Tricon American Homes” (single-family rental) “Tricon Lifestyle Rentals” (multi-family rental) and “Tricon Housing Partners” (for-sale housing)).

In keeping with the restructuring, changes were made to Tricon’s executive leadership team to reflect the realignment and harmonization of the Company’s operations (see “Description of the Business – Senior Management Team” and “Directors and Officers”).

Rental Businesses

The Company has grown its managed portfolio of U.S. single-family rental homes to 22,794 homes in 18 core markets across ten states as of December 31, 2020.

In January 2020, the Company completed the internalization of property management for its Canadian multi-family portfolio.

In June 2019, Tricon completed the acquisition of the Multi-Family Fund, valued at approximately $1.3 billion, which established a new multi-family rental platform for Tricon in the United States. The acquired portfolio consists of 23 high-quality properties comprised of predominantly garden-style apartment complexes located in desirable suburban neighbourhoods, primarily within the Sun Belt states. In January 2020, all asset management functions for this portfolio were fully transitioned to Tricon.

In November 2018, Tricon announced that it had opened the doors on the Selby, its first purpose-built Class A rental apartment building in Toronto.

On June 27, 2018, the Company entered into SFR JV-1. Further details are set out above under “Active Investment Vehicles”.

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2020 ANNUAL INFORMATION FORM

Private Funds and Advisory

On February 24, 2021, the Company announced that it had reached an agreement in principle to enter into a joint venture arrangement with two institutional investors. Under the terms of this new Investment Vehicle, the formation of which remains subject to outstanding conditions described in the Company’s news release, the investors will acquire a combined 80% ownership interest in Tricon’s existing portfolio of 23 U.S. multi-family apartments and Tricon will retain a 20% ownership interest.

On March 31, 2020, the Fulshear Farms Separate Account was unwound following the sale of the underlying project. The Separate Account had been formed in 2013 to acquire and develop a large master-planned community in Houston, Texas, with Tricon committing approximately 10% of the required capital for the transaction and the remainder being committed by an institutional partner.

On August 11, 2019, the Company entered into THPAS JV-1. Further details are set out above under “Active Investment Vehicles”.

See also “Active Investment Vehicles”, for further relevant developments in the Company’s Active Investment Vehicles.

Public Financing and Reporting

On August 26, 2020, Tricon and its subsidiary, Tricon PIPE LLC, entered into subscription agreements pursuant to which a syndicate of investors subscribed for exchangeable preferred units of the subsidiary, which are exchangeable into Common Shares, for an aggregate subscription price of $300 million. The transaction was completed on September 3, 2020 and its material terms are summarized in the Company’s related material change report which, together with the material transaction documents, is available on SEDAR at www.sedar.com.

In January 2020, the Company completed its transition to an owner and operator of diversified rental housing, resulting in the Company determining that it no longer meets the criteria for being an investment entity under International Financial Reporting Standards 10, Consolidated Financial Statements (“IFRS 10”). As a result, the Company began consolidating the financial results of controlled subsidiaries, including those holding its investments in single-family rental homes and U.S. multi-family rental properties, resulting in the inclusion of these subsidiaries’ assets, liabilities and non-controlling interests in the balance sheet of the Company on a prospective basis in accordance with the relevant guidance of IFRS 10.

On June 11, 2019, the Company issued 50,779,311 Common Shares in consideration for the acquisition of the Multi-Family Fund. On October 2, 2019, the Company announced the early removal of the transfer restrictions, or “lock-up”, that had been put in place on such Common Shares at the time of issuance and all such Common Shares are now freely tradeable on the TSX. On March 4, 2020, the Company acquired and cancelled 1,867,675 of the Common Shares issued in connection with the acquisition pursuant to the exercise of associated put rights by their holders.

On October 9, 2018, the Company completed the redemption of its then-outstanding 5.60% convertible unsecured subordinated debentures.

Our Revenues

The Company earns revenues from its rental properties and through its Private Funds and Advisory business. The business segment contribution to the Company’s revenues over the past two fiscal years is detailed in the Company’s financial statements and the 2020 MD&A, which also contain more detailed explanations of the Company’s revenue recognition.

Revenue from Rental Properties

Revenue from rental properties is generated from leasing single-family rental homes and multi-family rental units. Lease contracts with residents normally include lease and non-lease components, which may be bundled into one fixed gross lease payment. Lease revenue earned directly from leasing the homes and apartment suites is recognized and measured on a straight-line basis over the lease term. Leases for single-family rental homes and multi-family rental properties are generally for a term of one to two years. Ancillary revenue is income the Company generates from providing services that are not primary rental revenue from a lease contract. Ancillary revenue includes application fees, late fees, early termination fees, pet fees, smart home technology and other service fees.

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2020 ANNUAL INFORMATION FORM

Revenue from Private Funds and Advisory Services

The Company’s vertically integrated management platform provides asset management, property management and development management services.

The Company provides asset management services to Investment Vehicle partners for which it earns market-based fees. These contractual fees are typically 1–2% of committed or invested capital throughout the lives of the Investment Vehicles under management. The Company may also earn Performance Fees once targeted returns are achieved by an Investment Vehicle. The Company recognizes Performance Fees only to the extent that it is highly probable that a significant amount of the cumulative revenue recognized will not reverse. Consideration for these services is variable as it is dependent upon the occurrence of a future event that includes the repayment of investor capital and a predetermined rate of return. Revenue from Performance Fees is typically earned and recognized towards the end of the life of an Investment Vehicle.

The Company also earns development management and advisory service fees from third parties and/or related parties. Development management and advisory services are satisfied over time. Revenues are recognized based on the best estimate of the amounts earned for those services, which typically reflects contractual fees of 2–5% of the sales price of single-family lots, residential land parcels and commercial land within master-planned communities, and 4–5% of overall development costs of Canadian multi-family rental apartments. The Company includes variable consideration in these revenues only to the extent that it is highly probable that a significant amount of the cumulative revenue recognized will not reverse. Specifically, for Johnson, consideration for these services is variable as it is dependent upon the future sale of the developed property. Revenue is typically recognized as the development of the property is completed, and control has been transferred to the respective buyer. The management fees earned in exchange for providing development management and advisory services are billed upon the sale of the property. A summary of Johnson’s development advisory fees and sales activity is provided in the 2020 MD&A.

The Company also earns property management fees, leasing fees, acquisition and disposition fees, and construction management fees through its rental operating platform. These management services are satisfied over time and revenues are recognized as services are provided.

Income from Investments in For-Sale Housing

The Company earns income from investments in for-sale housing, which is calculated based on its share of the changes in the fair value of the net assets of each of the Investment Vehicles in which it invests. The fair value of each Investment Vehicle’s net assets is determined by the waterfall distribution calculations specified in the relevant governing agreements. The inputs into the waterfall distribution calculations include the fair values of the land development and homebuilding projects and working capital held by the Investment Vehicles. The fair values of the land development and homebuilding projects are based on appraisals prepared by external third-party valuators or on internal valuations using comparable methodologies and assumptions.

Income from Investments in Canadian Multi-Family Developments

The Company recognizes income from investments in Canadian multi-family developments under the equity method. The Company’s investments in Canadian multi-family developments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of profit or loss of the investee in accordance with Tricon’s accounting policies.

Senior Management Team

The strategic direction and leadership of Tricon are provided by a senior management team that has substantial expertise in all aspects of the Company’s business. The Company believes that the quality and commitment of its management team are the most important factors in the Company’s success. Biographies of the members of the senior management team as of the date of this AIF are set out below and on the Company’s website at www.triconresidential.com.

Gary Berman, President and Chief Executive Officer

Gary Berman is responsible for Tricon’s overall operations, including strategic planning, investment decisions, capital commitments, relationship management and private fundraising. Since joining the Company in 2002, Mr. Berman has helped transform Tricon from a private provider of equity and mezzanine capital to the for-sale housing industry to a publicly-listed company focused on rental housing. Under his leadership, Tricon has established itself as a diversified residential company with a growing portfolio of single-family rental homes, multi-family properties, development projects, and build-to-rent communities. Mr. Berman is a member of the Company’s Board of Directors as well as its Investment Committee and Executive Committee.

Mr. Berman is a Trustee of the Urban Land Institute, a member of the University of Toronto Real Estate Advisory Committee, and a Governor of the Corporation of Massey Hall and Roy Thomson Hall, where he also serves on the Massey Hall Revitalization Committee. He is the co-founder of the Pug Awards, an online awards and education-based charity that, for a decade, helped to increase architectural awareness and elevate planning and design standards in Toronto.

Mr. Berman has a Master of Business Administration degree from Harvard Business School, where he was designated a Baker Scholar, and a Bachelor of Commerce degree from McGill University, where he graduated first overall in the Faculty of Management.

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2020 ANNUAL INFORMATION FORM

David Berman, Co-Founder and Executive Chairman

David Berman has been involved in all phases of Tricon’s development since co-founding the Company in 1988. He served as the Company’s Chairman and Chief Executive Officer until March 2015, and has since transitioned into the role of Executive Chairman. Mr. Berman is a member of Tricon’s Executive Committee and is Chair of its Investment Committee. He has close to 50 years of experience in the real estate industry in the United States, Canada and abroad.

Mr. Berman began his career in North America in 1978 at what is now Citibank Canada, where he was Vice President of real estate lending. In 1982, he joined First City Development Corporation as Vice President, focusing on real estate acquisitions and equity lending. Prior to co-founding Tricon, Mr. Berman was an Executive Vice President for Lakeview Estates Limited, where he was responsible for land development and single-family homebuilding.

Mr. Berman serves on the board of the Royal Conservatory of Music in Toronto. At the end of 2019, he stepped down from the University of Toronto’s Real Estate Advisory Committee, where he had served for many years. He previously held a similar position at the Fisher Center at the University of California at Berkeley.

Mr. Berman has a Master of Business Administration degree, graduating with High Distinction, and a Bachelor of Science degree from the University of the Witwatersrand in Johannesburg, South Africa.

Geoff Matus, Co-Founder and Director

Geoff Matus co-founded Tricon in 1988 and continues to provide consulting services to the Company. He is a member of the Board of Directors, chairs the Executive Committee and is a member of the Investment Committee.

Mr. Matus is the Chair and co-founder of Cidel Bank of Canada, an international financial services group. He is also the Chair of The Team Companies, a payroll provider for the advertising and entertainment industries. He is a past member of the board of Mount Sinai Hospital (where he currently serves on the Research Advisory Committee), the board of Governing Council of the University of Toronto (where he currently chairs the Pension and Endowment Investment Advisory Committee and the Real Estate Committee) and the Canadian Opera Company. He is a director of the MaRS Discovery District (where he is Chair of the Real Estate Committee) and an honorary director and past Chair of the board of directors of the Baycrest Centre for Geriatric Care. He is the honorary Chair of the Hospital for Sick Kids/Nelson Mandela Children’s Hospital Project. Mr. Matus has founded several other companies and remains a director of some of them.

In 2005, Mr. Matus received the Jewish Federation award for outstanding service to his community. In 2010, he received the Arbor Award for outstanding service to the University of Toronto and, in 2011, was honoured as a “Man of Distinction” by the Israel Cancer Research Fund.

Mr. Matus has Bachelor of Commerce and Law degrees from the University of the Witwatersrand in Johannesburg, South Africa, and a Master of Laws degree from Columbia University in New York. In 2018, the University of Toronto conferred upon Mr. Matus an honorary Doctor of Laws degree.

Wissam Francis, Executive Vice President and Chief Financial Officer

Wissam Francis oversees all aspects of Tricon’s financial management, including financial reporting and analysis, treasury, capital market strategies, investor relations, private capital fundraising, internal audit and tax functions.

Mr. Francis has extensive experience in financial reporting, capital markets, mergers and acquisitions, corporate finance and strategy formulation. He has more than 20 years of experience in real estate, and has been actively involved in a variety of projects and sectors, including residential, retail, industrial, office, mixed-use and development.

Before joining Tricon in 2014, Mr. Francis was a senior member of Ernst & Young’s Transaction Real Estate advisory practice. Prior to that, he was the Director of Finance and Acquisitions at First Capital Realty. Mr. Francis has a CPA, CMA designation and a Master of Business Administration degree from Wilfrid Laurier University, a Master of Arts degree in Economics and Statistics from the University of Waterloo, and a Bachelor of Arts degree in Finance and an Honours degree in Economics from the University of Western Ontario. He also completed Harvard Business School’s Leadership for Senior Executives Program.

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2020 ANNUAL INFORMATION FORM

Jonathan Ellenzweig, Chief Investment Officer

Jonathan Ellenzweig is responsible for the strategic oversight of Tricon’s rental housing and development platforms. He helps design and implement investment strategy, manages relationships with key stakeholders, sources new opportunities and oversees teams responsible for business plan execution and asset management. In addition, Mr. Ellenzweig is a member of Tricon’s Investment Committee and leads its San Francisco office.

Since joining Tricon in 2005, Mr. Ellenzweig has been an integral part of many of its defining strategic initiatives, including its initial public offering in 2010, the launch of its single-family rental business in 2012 and its entry into U.S. multi-family rental in 2019.

Prior to joining Tricon, Mr. Ellenzweig worked in investment banking in New York and Toronto for Citigroup Global Markets, where he was a member of the coverage and transaction execution teams for financial services and media/telecom companies. He is a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, plays a leadership role in the Urban Land Institute, and serves on the Board of Directors of the Lark Theatre, a non-profit single-screen arthouse cinema in Marin County, California.

Mr. Ellenzweig has an Honours Bachelor of Commerce degree with First Class Honours from Queen’s University.

Kevin Baldridge, Chief Operating Officer

Kevin Baldridge is responsible for the operational oversight of Tricon’s U.S. single-family rental and U.S. and Canadian multi-family rental businesses and is a key partner in establishing the strategic direction of the business. Mr. Baldridge leads Tricon’s organic single-family rental acquisition program and its daily operating activities, including marketing, innovation and IT initiatives.

Prior to joining Tricon in 2015, Mr. Baldridge was the President of Irvine Company Apartment Communities, where he was responsible for overseeing all property operations, asset management and acquisitions. Prior to that, he was a Senior Vice President of Boston-based General Investment and Development. Mr. Baldridge is the President and a board member of the National Rental Housing Council and an advisory board member of Zillow. Mr. Baldridge and his wife founded and run Hope in Motion International, a charity that provides medical assistance to orphanages and villages in Latin America. He has also held board positions on the National Multifamily Housing Council, the California Apartment Association, Serving People in Need and JSerra High School.

Mr. Baldridge has a Bachelor of Arts degree in Economics from the University of California, Los Angeles and a Master of Science degree in Finance and Accounting from the London School of Economics.

David Veneziano, Chief Legal Officer and Corporate Secretary

David Veneziano is responsible for overseeing all legal affairs and governance matters related to Tricon Residential’s operational and strategic objectives. Mr. Veneziano has been Tricon’s General Counsel since 2014, providing advice on all aspects of its operations, investments, corporate structuring and finance, compliance and corporate governance. He is also Tricon’s Corporate Secretary and its Chief Compliance Officer.

Before joining Tricon in 2014, Mr. Veneziano served as Vice President and General Counsel of Leisureworld Senior Care Corporation (now Sienna Senior Living), where he was responsible for all legal and governance matters. Prior to working at Leisureworld, Mr. Veneziano practiced law at Goodmans LLP, where he advised a wide array of public and private enterprises in matters relating to tax, mergers and acquisitions, corporate finance, compliance and restructuring.

Mr. Veneziano is a graduate of the University of Toronto Law School and has a Bachelor of Science (Honours) degree in Human Biology and Bioethics from the University of Toronto, from which he graduated with High Distinction.

Sherrie Suski, Chief People Officer

Sherrie Suski is responsible for overseeing Tricon’s human resources function, including the sourcing, recruiting, vetting, hiring, development and retention of employees. She acts as a strategic business advisor to the executive team and departmental heads regarding key business and management issues, organizational strategy and operational effectiveness, and helps elevate team performance through innovative leadership. In order to further Tricon’s ambitious growth plans, Ms. Suski focuses on the hiring, training and development of caring, talented employees – as they are the foundation and future leaders of Tricon Residential.

Ms. Suski brings to Tricon more than 20 years of experience in building, inspiring and retaining high-performance teams. Prior to joining Tricon in 2015, she led human resources and administrative functions for several large multinational organizations and numerous venture-backed start-ups, including in the high-tech and big data space. Ms. Suski is a member of the invitation-only Forbes Human Resources Council and is a regular contributor to Forbes.

Ms. Suski has a Bachelor of Arts degree in Psychology from the University of California, Irvine, where she graduated Cum Laude and Phi Beta Kappa, and a Master of Arts degree in Organizational Psychology from California State University, Long Beach.

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2020 ANNUAL INFORMATION FORM

Dean Bender, Head of Marketing

Dean Bender is responsible for overseeing all aspects of Tricon’s marketing and brand communications, including brand development and management, integrated marketing strategy across both traditional and digital channels, public relations and corporate sponsorships. Mr. Bender’s full biography can be found on the Company’s website.

Reshma Block, Head of Technology and Innovation

Reshma Block is responsible for providing IT leadership and strategic direction for Tricon and for introducing innovative new technologies that improve the resident experience and advance the enterprise’s operating efficiencies. Ms. Block’s full biography can be found on the Company’s website.

Julie Burdick, Director, Investments

Julie Burdick is responsible for providing strategic oversight and day-to-day investment management of Tricon’s U.S. multi-family rental business. Ms. Burdick’s full biography can be found on the Company’s website.

Andrew Carmody, Managing Director, Investments

Andrew Carmody oversees Tricon’s U.S. residential development and single-family build-to-rent business, in which role he designs and implements strategy, manages relationships with key stakeholders, sources investment opportunities and oversees the investment team responsible for business plan execution and asset management. Mr. Carmody’s full biography can be found on the Company’s website.

Evelyne Dubé, Managing Director, Private Funds

Evelyne Dubé is responsible for Tricon’s private capital-raising team, business development efforts and sustainability initiatives and serves as the primary liaison with institutional investors in private investment strategies, including pension funds, insurance companies and sovereign wealth funds. Ms. Dubé’s full biography can be found on the Company’s website.

John English, Head of Development

John English is responsible for overseeing the development of all Tricon Residential Canadian multi-family projects and leads cross-functional teams through the project underwriting, municipal approvals, design, budgeting and construction processes. Mr. English’s full biography can be found on the Company’s website.

Kyle Jordan, Director, Investments

Kyle Jordan is responsible for sourcing, evaluating and managing investments for Tricon’s U.S. build-to-rent strategy. Mr. Jordan’s full biography can be found on the Company’s website.

Andrew Joyner, Managing Director, Investments

Andrew Joyner leads Tricon’s Canadian multi-family rental business, in which role he designs and implements strategy, sources investment opportunities, manages senior relationships with joint venture partners and oversees teams responsible for business plan execution, including development, construction and ongoing asset management. Mr. Joyner’s full biography can be found on the Company’s website.

David Mark, Managing Director, Finance

David Mark is responsible for Tricon’s debt financing activities in the U.S. and Canada, including managing the origination, structuring, negotiation and execution of all debt solutions. Mr. Mark’s full biography can be found on the Company’s website.

Gina McMullan, Senior Vice President, Corporate Reporting

Gina McMullan is responsible for overseeing all aspects of Tricon Residential’s corporate reporting and financial management, including public company reporting and various aspects of private reporting. Ms. McMullan’s full biography can be found on the Company’s website.

Wojtek Nowak, Managing Director, Capital Markets

Wojtek Nowak is responsible for managing Tricon’s budgeting, planning and financial analysis functions, public markets investor relations and sustainability initiatives and also serves as a key liaison for Tricon’s shareholders, research analysts and capital markets partners. Mr. Nowak’s full biography can be found on the Company’s website.

Alan O’Brien, Head of Property Operations

Alan O’Brien is responsible for oversight of Tricon’s property management business, including leasing, maintenance, call centre operations and customer service, and is a thought leader in process improvement and efficiency through innovation and the employment of technology. Mr. O’Brien’s full biography can be found on the Company’s website.

Sandra Pereira, Senior Vice President, Head of Tax Services

Sandra Pereira is responsible for the Company’s global tax function, including strategy, planning, reporting, governance and compliance tax matters. Ms. Pereira’s full biography can be found on the Company’s website.

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2020 ANNUAL INFORMATION FORM

Douglas P. Quesnel, Chief Accounting Officer

Douglas Quesnel is responsible for all aspects of Tricon’s financial management, including external public reporting, private funds and advisory reporting, investment fund administration and the property accounting operations of Tricon’s single-family and multi-family rental portfolios. Mr. Quesnel’s full biography can be found on the Company’s website.

Bill Richard, Head of SFR Acquisitions & Asset Management

Bill Richard oversees the asset management of Tricon’s rental housing portfolio, as well as single-family rental acquisitions, in which roles he is responsible for portfolio analytics and optimization, revenue management, ancillary revenue, and Tricon’s national organic single-family rental acquisition program. Mr. Richard’s full biography can be found on the Company’s website.

Rick Timmins, Director, Investments

Rick Timmins manages strategic growth initiatives for Tricon’s U.S. multi-family and single-family rental businesses and is responsible for joint venture capital-raising and structuring, investment management and strategic growth planning, as well as maintaining key private investor relationships. Mr. Timmins’ full biography can be found on the Company’s website.

Thomas Walsh, Head of Property Operations Legal

Thomas Walsh is responsible for overseeing all property-related legal, compliance and strategic risk management for Tricon. Mr. Walsh’s full biography can be found on the Company’s website.

Employees

As of December 31, 2020, Tricon had 639 employees in Toronto, Ontario, San Francisco and Orange County, California, and in its field offices across the United States and Canada. The Johnson Companies LP and its subsidiaries employ approximately 104 individuals.

RISK FACTORS

There are certain risks inherent in the Company’s activities and those of its investees, including the ones described below, which may impact the Company’s financial and operating performance, the value of its investments and the value of its securities. The risks described below are not the only ones facing the Company and holders of Common Shares. Additional risks not currently known to us or that we currently consider to be immaterial may also affect our activities.

General Economic Conditions

The success of our business is highly dependent upon conditions in the Canadian and United States real estate markets (and in particular the residential sector) and economic conditions throughout North America that are outside our control and difficult to predict. Factors such as interest rates, housing prices, availability of credit, inflation rates, energy prices, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts or security operations) could have a material negative impact on our financial performance and the value of our investments.

Unpredictable or unstable market conditions, adverse economic conditions, or volatility in the capital markets may result in reduced opportunities to find suitable risk-adjusted investments to deploy capital, may reduce the market value of our assets, and may make it more difficult for the Company and its Investment Vehicles to exit and realize value from existing real estate holdings, any of which could materially adversely affect our revenues, the value of our investments, and our ability to raise and deploy new capital and sustain our profitability and growth.

Real Estate Industry Conditions

The residential real estate industry is cyclical and is significantly affected by changes in general and local economic and industry conditions, such as employment levels, availability of financing for homebuyers, interest rates, consumer confidence, levels of new and existing homes for sale, demographic trends and housing demand. In addition, an oversupply of new homes or alternatives to new homes, such as resale homes, including homes held for sale by investors and speculators, foreclosed homes and rental properties, may reduce the ability to rent or sell residential properties, depress prices and reduce margins from the rental and sale of residential properties. Conversely, if property prices in target markets increase at a rate faster than rents, this could result in downward pressure on gross rental yields and impact the ability to make acquisitions. Any of these factors could negatively impact the Company’s financial condition and performance.

Builders, developers and renovators are also subject to risks related to the availability and cost of materials and labour, and adverse weather conditions that can cause delays in construction schedules and cost overruns. Furthermore, the market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and real estate market conditions and may result in impairment charges. If there are significant adverse changes in economic or real estate market conditions, residential properties may have to be sold at a loss, rented at less than expected rates, or held longer than planned. These circumstances can result in losses in a poorly performing investment or market. If market conditions deteriorate the Company’s financial condition and performance may be adversely impacted.

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2020 ANNUAL INFORMATION FORM

Portfolio Concentration

Although our real estate holdings span numerous markets across North America, real estate is a local business, and our revenues are directly and indirectly derived from residential real estate located in our primary geographic markets. A prolonged downturn in the economies of these markets, or the impact that a downturn in the overall national economies of the United States or Canada may have upon these markets, could negatively impact our financial condition and performance.

Furthermore, because we are focused on residential real estate (as compared to a more diversified real estate portfolio), a decrease in demand specifically for residential real estate could adversely affect our financial condition and performance.

Competition

The residential real estate business is competitive and each segment of our business is subject to competition in varying degrees. We compete on the basis of a number of factors, including, but not limited to, the quality of our employees, transaction execution, innovation, reputation and above all, our rental operations. Numerous developers, managers and owners of properties compete with the Company in seeking attractive residents and home purchasers, in the efficiency of their operations, and in the quality of their service offering. In addition, there is significant competition for suitable real property investments, with other operators and investors seeking similar assets to those targeted by the Company. A number of these investors may have greater financial resources than those of the Company, or operate without the same investment or operating restrictions. An increase in competition for real property investments may increase purchase prices, diminish the number of suitable investments available, and reduce the ability to achieve optimal portfolio size or expected yields, which could impact the Company’s investments and financial performance.

Furthermore, we compete in pursuit of investor capital to be invested in our securities and Investment Vehicles. Competition for investor capital, in particular, is intense and investors are increasingly seeking to manage their own assets or reduce their management fees. Further, our competitors may have certain competitive advantages, including greater financial, technical, marketing and other resources, more personnel, less onerous regulatory requirements, or a lower cost of capital, and access to funding sources or other resources that are not available to us.

These pressures, or an increase in competition, could impact our revenues and operating margins and negatively affect our overall financial condition.

The residential, development, homebuilding, renovation and rental industries are themselves highly competitive. Residential developers, homebuilders, renovators and operators compete not only for homebuyers and/or tenants on the basis of price and product offering, but also for desirable properties, building materials, labour and capital. Competitive conditions in the industry could result in: difficulty in acquiring suitable properties at acceptable prices; increased selling or rental incentives; lower sales volumes and prices; higher vacancy; lower profit margins and development yields; impairments in the value of inventory and other assets; increased construction costs; and delays in construction. These factors may negatively impact the Company’s financial condition and performance.

Investment Pipeline

An important component of the Company’s growth strategy is the ongoing availability of attractive real estate acquisition or investment opportunities. If we are not able to find sufficient residential real estate investments in a timely manner, our performance could be adversely affected. Furthermore, if we do not have sufficient investment opportunities, we may elect to limit our growth and reduce the rate at which we attract third-party capital, which could impact our growth plans and revenues. Finally, a scarcity of desirable investment opportunities may lead us to make investments with lower expected returns than those we have historically targeted. Any of these factors could negatively impact our financial condition and performance.

Liquidity Risk

Residential real estate assets generally cannot be sold quickly, particularly if local market conditions are poor. As a result, the Company may not be able to acquire or sell assets promptly in response to economic or other conditions. This inability to promptly reallocate capital or exit the market in a timely manner could adversely affect the Company’s financial condition and performance. Additionally, financial difficulties of other property owners resulting in distressed sales could depress real estate values in the markets in which we invest. These restrictions could reduce our ability to respond to changes in the performance of our portfolios and could adversely affect our financial condition and performance.

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2020 ANNUAL INFORMATION FORM

Transaction Execution

Before making investments, we conduct extensive due diligence reviews that we deem reasonable and appropriate based on the facts and circumstances applicable to each asset. Our due diligence process includes in-depth reference checks of developers (where applicable), environmental audits, market analysis, site analysis, financial and construction cost analysis and legal review. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the asset class and size of transaction. Nevertheless, when conducting due diligence, we rely on the resources available to us, including information provided by the developer or operating partner (where applicable) and, in some circumstances, third-party investigations. The due diligence investigation that we carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such opportunity. Moreover, such an investigation will not necessarily result in the investment being successful. Unknown factors or unforeseen risks may cause performance to fall short of expectations and may negatively impact our financial condition and performance.

Indebtedness and Rising Interest Rates

The degree to which the Company is leveraged could have important consequences to the Company, including: (i) the Company’s future ability to obtain additional financing for working capital, capital expenditures or other purposes may be limited; (ii) the Company may be unable to refinance indebtedness on terms acceptable to the Company or at all; (iii) a significant portion of the Company’s cash flow could be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on its Common Shares and increasing the risk of default on the Company’s debt obligations; (iv) the Company may be negatively impacted by rising interest rates; and (v) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures.

Moreover, rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements or increased monthly mortgage costs may increase the cost of capital for the Company and may lead to reduced demand for new home sales and resales and mortgage loans, which could negatively impact our financial condition and performance.

Benchmark Interest Rate Reform Risk

Regulators in the United Kingdom and elsewhere have recommended and are seeking to implement broad changes to benchmark interest rates, such as LIBOR. It is expected that a transition away from the widespread use of LIBOR and such other benchmark rates to alternative reference rates and other potential interest rate benchmark reforms will occur over the course of the next few years. For example, the United Kingdom’s Financial Conduct Authority has announced that LIBOR is to be phased out by the end of 2021. As a result, there is near-term uncertainty about how the currently dominant benchmarks will be phased out, the speed at which modified or replacement benchmarks will take their place, the acceptance of such alternatives, and the ultimate effect any such changes may have on markets for financial instruments and the access to and cost of debt. Abandonment of or modifications to such benchmarks could have adverse impacts on the Company’s newly-issued financial instruments and existing financial instruments that reference such benchmarks. While some of the Company’s debt instruments may contemplate a scenario where LIBOR or another applicable benchmark is no longer available by providing for an alternative rate-setting methodology, not all of our instruments may have such provisions, and the impact of any such alternative methodologies is unclear. Abandonment of or modifications to LIBOR or another relevant benchmark could lead to market instability, and could adversely impact the pricing, liquidity, value or return of the Company’s debt instruments, affect the Company’s ability to meet its payment obligations thereunder, require extensive changes to documentation, result in disputes, or cause the Company to incur additional costs. Depending on these and several other factors, many of which are beyond the Company’s control, the Company’s business, financial condition and results of operations could be materially adversely impacted by any such market transition or reform of benchmark interest rates. It remains uncertain how such changes would be implemented and the effects such changes may have on the Company, its business, financial condition and results of operations, its investees and financial markets generally. The Company continues to actively monitor these potential changes and to include alternative rate-setting methodologies in its newly issued debt instruments.

Sustaining Growth

Our continuing growth has caused, and if it continues will continue to cause, significant demands on our legal, accounting and operational infrastructure, and increased expenses. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the residential real estate investment industry, the investment management market, and legal, accounting and regulatory developments.

Our future growth will depend, among other things, on our ability to maintain an operating platform and management systems sufficient to address our growth, and will require us to incur additional expenses and to commit additional senior management and operational resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

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Insurance

We have various types of insurance, including errors and omissions insurance and general commercial liability insurance as well as relevant insurance obtained to protect the value of our assets. The adequacy of insurance coverage is evaluated on an ongoing basis, including the cost relative to the benefits. However, there can be no assurance that potential claims or losses will not exceed the limits, or fall outside the scope, of available insurance coverage or that any claim or claims will be ultimately satisfied by an insurer. A loss or judgment in excess of available insurance or in respect of which insurance is not available could have a material adverse effect on our financial condition and the value of our assets. There can be no assurance that insurance coverage on favourable economic terms will continue to be available in the future.

Environmental Risk

Our real estate portfolios are subject to various Canadian and United States federal, provincial, state and municipal laws relating to environmental matters. These laws could hold developers or property owners liable for the costs of removal and remediation of certain hazardous substances or wastes released or deposited on properties or disposed of at other locations. The failure to remove or remediate such substances, if any, could adversely affect the developer’s or owner’s ability to sell the properties or to borrow using real estate as collateral, and could potentially result in claims or other proceedings. We are not aware of any material non-compliance with environmental laws in respect of our assets or those in which our Investment Vehicles invest. We are also not aware of any material pending or threatened investigations or actions by environmental regulatory authorities, or any material pending or threatened claims relating to environmental conditions, in connection with any of the residential real estate in which we or our Investment Vehicles invest. Environmental laws and regulations can change rapidly and may impose more stringent environmental laws and regulations in the future, increasing the risk of non-compliance. Non-compliance with applicable environmental laws and regulations, or compliance with more stringent legislative frameworks, could have an adverse effect on our financial condition and performance.

Disease Outbreak Risks

A local, regional, national or international outbreak of a contagious disease, including the current COVID-19 pandemic, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, or any other similar illness could result in: a general or acute decline in economic activity in the regions the Company holds assets and conducts business, a decrease in the willingness or ability of the general population to travel, staff and labour shortages, diversion of management attention, reduced tenant and customer traffic and demand, reduced employment and financial wherewithal of our residents, mobility restrictions and other quarantine measures, supply shortages, increased government regulation (including regulations impacting property operations, limiting rent increases or limiting eviction actions), and the quarantine or contamination of one or more of the Company’s rental properties. These and other related consequences could negatively impact: rental revenue, the ability to collect rent and enforce leases, fee income and other revenue sources, rental rates and for-sale housing prices, property values, bad debt expense, liquidity, the Company’s ability to grow and expand its portfolios, development timelines, project cash flows, compliance with debt covenants and default risk, and the Company’s ability to achieve its financial and strategic goals and targets. In addition, the Company’s response to such a crisis may be made in the context of economic and epidemiological uncertainty and changing legal regulations which may increase the risk of legal or regulatory liability to the Company.

Climate Change Risks

To the extent that significant changes in the climate occur in areas where our properties are located, increasingly extreme weather, changes in precipitation, flooding, wildfires, hurricanes and rising temperatures in those areas may result in physical damage to, or a decrease in demand for, properties located in those areas or affected by those conditions. Should the impact of climate change be material in nature, including significant property damage to or destruction of our properties, or occur for lengthy periods of time, our financial condition and performance may be adversely affected. Climate change, to the extent it causes changes in weather patterns, could also increase the cost of property insurance and utilities at our properties and impact demographic trends in ways that result in decreased demand for our properties. In addition, changes in federal, provincial, state and local laws based on concerns about climate change could result in reduced operational flexibility and/or increased expenses on our existing properties (for example, to improve their energy efficiency and/or resistance to inclement weather or to reduce their carbon footprint) without a corresponding increase in revenue, which could adversely affect our performance.

Conflicts of Interest

Some of the parties in which and with which we currently invest may have competing interests in the markets in which Tricon invests. While the Company takes precautions and negotiates contractual restrictions in definitive legal documentation in order to avoid such conflicts, conflicts of interest may nonetheless arise and may have an adverse effect on the Company’s financial condition and performance.

Certain of the directors and officers of the Company may also serve as directors and/or officers of other companies and consequently the possibility exists for such directors and officers to be in a position of conflict. Any decision made by any such director or officer involving the Company is to be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company, but there can be no assurance that a conflict of interest will not have an adverse effect on the Company or its financial condition.

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2020 ANNUAL INFORMATION FORM

Management Team

The Company’s executive officers and other senior management have a significant role in our success and oversee the execution of our strategy. Our continued ability to respond promptly to opportunities and challenges as they arise depends on cooperation across our organization and our team-oriented management structure, which benefits greatly from management continuity. Our ability to retain our management group or attract suitable replacements, should any members of the management group leave, is dependent on, among other things, the competitive nature of the employment market and the career opportunities that we can offer. Ensuring that we continue to pay market compensation in order to retain key professionals may lead to increasing costs. We have experienced departures of key professionals in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our ability to achieve our objectives. Competition for the best people is intense and the loss of services from key members of the management group or a limitation in their availability could adversely impact our financial performance. Furthermore, such a loss could be negatively perceived in the capital markets.

Government Regulation

The Company’s activities are subject to numerous regulations across various jurisdictions in North America. Changes in legislation and regulation could result in increased costs and increased risk of non-compliance, which could adversely affect the Company’s financial condition and performance.

Certain jurisdictions have enacted residential tenancy legislation which imposes, among other things, rent control guidelines that limit the ability to raise rental rates at residential properties. In addition to limiting the ability to raise rental rates, residential tenancy legislation in some jurisdictions prescribes certain limitations on terminations of residential tenancies. Certain jurisdictions have enacted rent control regulations and/or eviction moratoria in response to the COVID-19 pandemic. Any limits on the Company’s ability to raise rental rates at its properties, or to terminate defaulting tenancies, may adversely affect our financial condition and performance.

Acquisitions and development projects undertaken by the Company may require zoning and other approvals from local government agencies. The process of obtaining such approvals may take months or years, and there can be no assurance that the necessary approvals for any particular project will be obtained. Holding costs accrue while regulatory approvals are being sought, and delays could negatively impact performance.

Construction Industry Risks

Our success is very often dependent on stability in the construction industry. This industry may from time to time experience significant difficulties in the supply of materials and services, including with respect to: shortages of qualified tradespeople; labour disputes; shortages of building materials; unforeseen environmental and engineering problems; and increases in the cost of certain materials. When any of these difficulties occur, it may cause delays and increase anticipated costs, which could adversely affect the Company’s financial condition and performance.

Taxation Risks

We endeavour to structure our holdings and operations to be efficient under the prevailing U.S. and Canadian tax frameworks. Changes in tax legislation or policy could adversely affect the after-tax return we can earn on our investments and activities, capital available for growth and investment (including from our institutional investors), and the willingness of investors to acquire our securities or invest in our Investment Vehicles. A number of other factors may increase our effective tax rates, which would have a negative impact on our net income. These include, but are not limited to, changes in the valuation of our deferred tax assets and liabilities, and any reassessment of taxes by a taxation authority.

Furthermore, tax changes (such as rising property and franchise tax rates) could impact the efficiency of our operations and could also impact the overall economic conditions relevant to the success of our business. For example, in the United States, the significant expenses of owning a home, including mortgage interest and state and property tax, are generally deductible for tax purposes (subject to various limitations). Any changes to modify these benefits could increase the after-tax cost of owning a new home, which could adversely impact housing demand and/or sales prices.

Cybersecurity Risk

Cyberattacks are increasingly common and sophisticated, leading to unauthorized access and fraudulent activities threatening the confidentiality, integrity or availability of our information resources. Cyberattacks could cause disruption of operations, data corruption or theft of confidential information. The consequences of cybersecurity risk may include remediation costs, additional regulatory scrutiny, litigation and reputational damage, any of which could negatively impact our financial condition and performance. We have security procedures and measures in place to protect our systems and information from cyberattacks and we monitor our systems for malicious threats in an effort to ensure we maintain high privacy and security standards.

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Lease Renewal and Turnover Risk

If a tenant decides to vacate a rental property, whether as a result of deciding not to renew their lease or by vacating prior to the expiry of the lease, the Company may not be able to re-let that property in a short amount of time or at all. Additionally, even if we are successful in renewing a lease or re-letting a property, the terms of the renewal or re-letting may be less favourable than the original terms.

The ability to rent residential properties is affected by many factors, including changes in general economic conditions (such as the availability and cost of mortgage funds, vacancy rates, the availability of suitable potential tenants and the job market for prospective tenants), local conditions (such as an oversupply of space or a reduction in demand for real estate in the area), government regulations, changing demographics or social preferences, competition from other available properties, and various other factors.

If the Company is unable to promptly renew leases or re-let properties, or if the rental rates upon renewal or re-letting are significantly lower than expected rates, our financial condition and performance may be negatively impacted.

Furthermore, if a significant number of tenants are unable to meet their obligations under their leases or if a significant number of properties become vacant and cannot be re-let on economically favourable terms, the Company may not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures.

Resident Default

The success of the Company’s rental operations depends in large part upon the ability to attract and retain qualified residents. This will depend, in turn, upon the ability to screen applicants, identify qualified residents, and avoid residents who may default. The Company relies on information supplied by prospective residents in their rental applications to make leasing decisions, and this information may not be accurate. The Company may not successfully screen applicants, and as a result, may rent to residents who default on leases or fail to comply with the terms of the lease or applicable homeowners’ association regulations, which may negatively affect financial performance, reputation, and the quality and value of our properties.

In the event of a resident default or bankruptcy, we may experience delays in enforcing our rights as landlord and obtaining possession of the premises and may incur legal, maintenance and other costs in protecting the value of our assets. In addition, we will incur turnover costs associated with re-letting the property such as marketing and brokerage commissions, will not collect revenue while the property sits vacant, and may be unable to re-let the property at the rental rate previously received.

Reliance on Vendors

The Company relies on local vendors and service providers, including house renovation professionals, maintenance providers, leasing agents and property management companies in situations where it is cost-effective to do so or if our internal staff is unable to perform these functions. We generally do not have exclusive or long-term contractual relationships with any of these providers, and can provide no assurance that we will have uninterrupted or unlimited access to their services. Furthermore, selecting, managing and supervising these service providers requires significant management resources and expertise. Poor performance by service providers, especially those who interact with residents at our properties, will reflect poorly on the Company, could significantly damage our reputation among desirable residents, and potentially impact financial performance. Moreover, notwithstanding efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, incompetence or theft by service providers, which could expose us to liability or responsibility for associated damages and cause us to incur fines or penalties. In addition, any delay in identifying a service provider or removal or termination of existing service providers would require the Company to seek new vendors or providers, which could create delays and adversely affect financial and operating results.

Increased Expenses

The failure to maintain stable or increasing average monthly rental rates combined with acceptable occupancy levels would likely have a material adverse effect on our business, cash flows, financial condition and results of operations. Certain significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made throughout the period of ownership of real property regardless of whether a property is producing any income. There is a risk that property taxes may be increased as a result of revaluations of properties and their adherent tax rates. In some instances, enhancements to properties may result in significant increases in property assessments following a revaluation. Additionally, utility expenses have been subject to considerable price fluctuations over the past several years and any significant increase in these costs that we cannot charge back to our residents may have an adverse effect on our business, cash flows, financial condition and results of operations.

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Substitutions for Rental Properties

Demand for rental properties is impacted by and inversely related to the relative cost of home ownership. The cost of home ownership depends upon, among other things, interest rates offered by financial institutions on mortgages and similar home financing transactions. If the interest rates offered by financial institutions for home ownership financing remain low or fail to rise, demand for rental properties may be adversely affected.

An economic downturn may also impact job markets and the ability of tenants to afford the rents associated with certain rental properties, which may result in increased demand for lower-cost rental options. Such a reduction in demand may have an adverse effect on our rental revenues.

Tenant Relief Laws

As the landlord of numerous properties, the Company is involved from time to time in evicting residents who are not paying their rent or who are otherwise in material violation of the terms of their lease. Eviction activities impose legal and managerial expenses that increase costs and expose us to potential negative publicity. The eviction process is typically subject to legal barriers, mandatory “cure” policies, internal policies and procedures and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the property. Additionally, state, provincial and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to remove the resident on a timely basis or to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state, province and locality, the Company must be familiar with and take all appropriate steps to comply with all applicable landlord-tenant laws, and needs to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state, provincial or local laws, we may be subjected to civil litigation filed by individuals, in class actions or actions by state or local law enforcement and the Company’s reputation and financial results may suffer. The Company may be required to pay adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Title Risk

The Company’s acquisition of single-family rental homes is often completed through a title company with an owner’s title insurance policy being obtained. However, U.S. distressed single-family homes may also be acquired through trustee auctions. Although the Company conducts due diligence and employs a title company to review title on target housing assets prior to purchasing such homes, title on the homes purchased through foreclosure sales and auctions is occasionally only assumed weeks after the purchase. Furthermore, an owner’s title insurance policy is not available to protect against the inherent title risk arising through the foreclosure auction process. In the event that the Company fails to independently and properly assess a title risk or fails to assume one or more homes because of such failed analysis, it may not achieve its expected financial performance.

Homeowners’ Association Issues

A number of our properties are located within homeowner associations (“HOAs”), which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. HOAs in which we own properties may have or enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our properties or require us to renovate or maintain such properties at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale, or the use of specific construction materials in renovations. Some HOAs also impose limits on the number of property owners who may rent their homes, which if met or exceeded, would cause us to incur additional costs to resell properties within the HOA and may also result in opportunity costs of lost rental income. Many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have residents who violate HOA rules and for which we may be liable as the property owner. The boards of directors of the HOAs in which we own properties may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments, or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property, or otherwise reduce our cash flow from such property, which would have an adverse effect on our financial condition and performance.

Government Subsidies

Some of our rental income is derived from government subsidized rental support programs, such as the Section 8 program operated by the U.S. Department of Housing and Urban Development. A reduction or elimination of government funding of such programs could result in higher rental turnover and downward pressure on rental rates, which could negatively impact our financial performance.

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Guarantees of Project Debt

The Company may agree to provide financial assistance to the subsidiary entities through which it carries on its activities. Such financial assistance may include the provision of payment guarantees to a project entity’s lenders of acquisition financing, construction debt or long-term financing, and the provision of construction completion guarantees. Such guarantees may be joint or several with other partners in a particular investment. The Company’s and its partners’ guarantees of project-level obligations may not be in proportion to their respective investments in the project entity. The provision of such guarantees may reduce the Company’s capacity to borrow funds under its separate credit facilities, which may impact its ability to finance its operations. If such guarantees are called upon for payment or performance, they may have a negative impact on the Company’s cash position and financial performance. If the Company provides a joint guarantee with an investment partner, a default by the partner in its payment or performance obligation under the guarantee could cause the Company to pay a disproportionate amount in satisfaction of the guarantee, which may have a negative impact on the Company’s cash position and financial performance.

Operational and Credit Risks

On a strategic and selective basis, we and our for-sale housing Investment Vehicles provide financing to develop properties. The residential real estate development business involves significant risks that could adversely affect performance, including: the developer may not be able to complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in selling the properties; the developer may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations for the properties; the developer may not be able to sell properties on favourable terms or at all; construction costs, total investment amounts and the Company’s or Investment Vehicle’s share of remaining funding may exceed our estimates; and projects may not be completed and delivered as planned.

Our for-sale housing investments are made through the financing of local developers, including Johnson, and, consequently, we rely to a great extent on those developers to successfully manage their development projects. Furthermore, given the Company’s majority interest in Johnson, we rely on Johnson’s ability to execute on portions of our for-sale housing business strategy. Investments in partnerships, joint ventures or other entities may involve risks not present were a third party not involved, including the possibility that the development partners might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, the development partners might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals. In addition, we do not have sole control of certain important decisions relating to these development properties, including decisions relating to: the sale of the development properties; refinancing; timing and amount of distributions of cash from such development properties; and capital improvements. Any of these factors could negatively impact the value of our investments and our financial condition and performance.

Long Investment Periods

The investment horizons in our for-sale housing assets are relatively long and these extended timelines increase the risk that circumstances will arise which delay investment realization, and that markets may deteriorate between the time of our initial investment and our exit. This may be the result of many factors that present themselves over the duration of an investment, including local and overall market and economic conditions, increasing competition over time, market value fluctuation and changing interest rates. Delays or market deterioration over time could have an adverse effect on the returns from our investments, our fee revenue, and our financial condition and performance.

Formation of Future Investment Vehicles

The ability to raise capital for any future investment vehicles remains subject to various conditions which Tricon cannot control, including the negotiation and execution of definitive legal documentation and commitments made by third-party investors. There can be no assurance that any capital will be raised through future investment vehicles or that any future warehoused investments of the Company will be acquired by any other future vehicles. A failure to raise sufficient capital through other investment vehicles could impair our future revenues and growth.

Structure of Future Investment Vehicles

There can be no assurance that the manner in which our private funds and advisory revenues and/or investment income are calculated in respect of future investment vehicles will be the same as the Active Investment Vehicles. Any such changes could result in the Company earning lesser fees from investment vehicles of the same nature and size as the Active Investment Vehicles and could expose the Company’s co-investments in such future investment vehicles to increased risk, including, but not limited to, the risk of reduced income (at comparable investment performance levels) and the increased risk of loss of capital of the Company.

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Ongoing Investment Performance

We believe that our ongoing investment performance is one of the most important factors for the success and growth of Private Funds and Advisory activities. Poor investment performance could impair our ability to raise future private capital, which could impact our ability to earn private funds and advisory revenue. In addition, our ability to earn Performance Fees is directly related to our investment performance and therefore poor investment performance may cause us to earn less or no Performance Fees.

Investment Vehicle Governance

The governing agreements for certain Active Investment Vehicles provide that the general partner or manager of the Investment Vehicle may be removed by the investors in certain prescribed circumstances, including in some cases (and with the approval of a prescribed number of investors), without cause. These agreements may not provide for termination payments to the general partner or manager in the event of removal without cause. The removal of the general partner or the manager of an Active Investment Vehicle prior to the termination of such investment vehicle could materially adversely affect the reputation of Tricon, reduce our private funds and advisory revenue, and have a negative impact on our financial condition and performance.

Capital Commitment

The third-party investors in Tricon’s Investment Vehicles comprise a relatively small group of reputable, primarily institutional, investors. To date, each of these investors has met its commitments on called capital and we have received no indications that any investor will be unable to meet its capital commitments in the future. While our experience with our investors suggests that commitments will be honoured, and notwithstanding the adverse consequences to a defaulting investor under the terms of the applicable Investment Vehicle, no assurances can be given that an investor will meet its entire commitment over the life of an Investment Vehicle. A failure by one or more investors to satisfy a drawdown request could impair an Investment Vehicle’s ability to fully finance its investment, which could have a material adverse effect on the performance and value of that investment, which in turn could negatively impact the Company’s financial condition and performance.

Stock Exchange Prices

The market price of our Common Shares could fluctuate significantly as a result of many factors, including the following:

•	economic and stock market conditions generally and specifically as they may impact participants in the real estate industry;

•	our earnings and results of operations and other developments affecting our business;

•	changes in financial estimates and recommendations by securities analysts following our Common Shares;

•	earnings and other announcements by, and changes in market evaluations of, participants in the real estate industry;

•	changes in business or regulatory conditions affecting participants in the real estate industry;

•	addition or departure of the Company’s executive officers and other key personnel;

•	sales or perceived sales of additional Common Shares; and

•	trading volume of the Common Shares.

In addition, the financial markets may experience significant price and volume fluctuations that affect the market prices of equity securities of companies and that are unrelated to the operating performance, underlying asset value or prospects of such companies. Accordingly, the market price of our Common Shares may decline even if our operating results or prospects have not changed. The value of the Common Shares is also subject to market fluctuations based upon factors which influence the Company’s operations, such as legislative or regulatory developments, competition, technological change and global capital market activity. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, social and governance practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares.

Additional Capital

The Company’s ability to carry on its business generally, and in particular to take advantage of investment opportunities, may require it to raise additional capital. Additional capital may be sought through public or private debt or equity financings by Tricon or another Tricon entity and may result in dilution to or otherwise may have a negative effect on existing Tricon shareholders. Further, there can be no assurances that additional financing will be available to Tricon when required or desired by Tricon, on advantageous terms or at all, which may adversely affect Tricon’s ability to carry on its business.

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Dividends

Holders of Common Shares do not have a right to dividends on such shares unless declared by the Board of Directors. Although the Board has established a dividend policy authorizing the declaration and payment of dividends to holders of Common Shares on a quarterly basis, the declaration of dividends is at the discretion of the Board of Directors even if the Company has sufficient funds, net of its liabilities, to pay such dividends.

The Company may not declare or pay a dividend if there are reasonable grounds to believe that (i) the Company is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Company’s assets would thereby be less than the aggregate quantum of its liabilities. Liabilities of the Company will include those arising in the ordinary course of business and indebtedness.

Future Sales and Dilution

The Company’s articles permit the issuance of an unlimited number of Common Shares, and shareholders have no pre-emptive rights in connection with such further issuances. The Board has the discretion to determine the price and the terms of issue of further issuances of Common Shares and securities convertible into Common Shares. Any future issuances of Common Shares could be dilutive to shareholder interests at the time of issuance.

Holding Company

Tricon Residential Inc. is a holding company and a substantial portion of its assets are the equity interests in its subsidiaries. As a result, investors are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its business and makes its investments through its subsidiaries, which generate substantially all of its revenues. Consequently, the Company’s performance and growth are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay distributions will depend on their operating results and may be subject to applicable laws and regulations and to contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company.

Financial Reporting and Other Public Company Requirements

The Company is subject to reporting and other obligations under applicable Canadian securities laws and TSX rules, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings. These reporting and other obligations place significant demands on Tricon’s management, administrative, operational and accounting resources. Moreover, any failure to maintain effective internal controls could cause the Company to fail to meet its reporting obligations or result in material misstatements in its consolidated financial statements. If the Company cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially harmed, which could also cause investors to lose confidence in the Company’s reported financial information, and could result in a lower trading price of its Common Shares.

Management does not expect that Tricon’s disclosure controls and procedures and internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that its objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within a company are detected. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of some persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected in a timely manner or at all.

TRICON RESIDENTIAL 2020 ANNUAL INFORMATION FORM 25

2020 ANNUAL INFORMATION FORM

DIVIDENDS

All dividends paid by the Company are subject to declaration by Tricon’s Board of Directors. The Company expects that, to the extent permitted under applicable laws, the Board will declare, and the Company will pay, quarterly dividends on its Common Shares in the aggregate annualized amount of C$0.28 per share. The Board re-evaluates its dividend policy from time to time and on February 27, 2018 increased the annualized dividend from C$0.26 to C$0.28 per Common Share. The payment of dividends is not guaranteed, however, and the amount and timing of any dividends payable by the Company will be at the discretion of the Board of Directors and will be established on the basis of a number of factors, including, but not limited to: Tricon’s earnings; financial requirements for the Company’s operations; the satisfaction of solvency tests imposed by applicable corporate law for the declaration and payment of dividends; and the satisfaction of any applicable regulatory capital requirements.

The table below sets out the amount of cash dividends paid by the Company in each of the three most recently completed fiscal years.

Year Ended	Cash Dividend per Common Share (C$)
2018	$ 0.275
2019	$ 0.280
2020	$ 0.280

DESCRIPTION OF CAPITAL STRUCTURE

As at December 31, 2020: (i) there were 193,544,915 Common Shares issued by the Company, of which 193,175,802 were outstanding and 369,113 were reserved to settle restricted share awards; (ii) the Company had outstanding $172,400,000 in aggregate principal amount of 2022 Debentures, convertible into 16,481,837 Common Shares; and (iii) a subsidiary of the Company had $300.0 million in outstanding exchangeable preferred units exchangeable into Common Shares at an exchange price of $8.50 per Common Share, as may be adjusted from time to time in accordance with the terms governing the preferred units. As at December 31, 2020, this equates to 35,801,471 Common Shares underlying such exchangeable preferred units.

Common Shares

Holders of Common Shares are entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings of holders of another class of shares. Each Common Share entitles the holder thereof to one vote.

Subject to the preferences accorded to holders of any other shares of the Company ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares are entitled to receive, if, as and when declared by the Board, such dividends as may be declared thereon by the Board from time to time in equal amounts per share on the Common Shares at the time outstanding, without preference or priority.

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (a “Distribution”), holders of Common Shares are entitled, after payment of debts and other liabilities, in each case subject to the preferences accorded to the holders of any other shares of the Company ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to share equally, share for share, in the remaining property of the Company.

Convertible Debentures

2022 Debentures

On March 17, 2017, Tricon issued $172.5 million in aggregate principal amount of 5.75% extendible convertible unsecured subordinated debentures (the “2022 Debentures”). The 2022 Debentures have a maturity date of March 31, 2022 and are convertible into Common Shares at a conversion rate of 95.6023 Common Shares per $1,000 principal amount of 2022 Debentures (equivalent to a conversion price of approximately $10.46 per Common Share).

The 2022 Debentures bear interest at 5.75% per annum, which is payable semi-annually in arrears in March and September, and were issued pursuant to a trust indenture dated as of March 17, 2017 between Tricon and TSX Trust Company (the “2022 Convertible Debenture Indenture”).

On or after March 31, 2020 and prior to March 31, 2021, the 2022 Debentures may be redeemed by the Company in whole or in part from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to the principal amount thereof plus accrued and unpaid interest, provided that the U.S. dollar equivalent of the volume-weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day immediately preceding the date on which notice of redemption is given is not less than 125% of the conversion price. On or after March 31, 2021 and prior to their final maturity date, the 2022 Debentures may be redeemed by the Company in whole or in part and from time to time, on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to the principal amount thereof plus accrued and unpaid interest.

26 2020 ANNUAL INFORMATION FORM TRICON RESIDENTIAL

2020 ANNUAL INFORMATION FORM

Ratings

The pass-through certificates (the “Certificates”), representing an interest in the Company’s outstanding single-family rental securitized loans, the key terms of which are described in the 2020 MD&A (together, the “Securitized Loans”), have been assigned the following ratings by Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s Investors Service Inc. (“Moody’s”) and/or Morningstar Credit Ratings, LLC (“Morningstar” and, collectively with KBRA and Moody’s, the “Rating Agencies”, and each a “Rating Agency”):

2020-1 Certificates		2020-2 Certificates

Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)	Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)
Class A	AAA(sf)/Aaa(sf)/NA	Class A	NA/Aaa(sf)/AAA(sf)
Class B	AA-(sf)/Aa1(sf)/NA	Class B	NA/Aa3(sf)/AA(sf)
Class C	A-(sf)/A2(sf)/NA	Class C	NA/A3(sf)/A(sf)
Class D	BBB(sf)/Baa3(sf)/NA	Class D	NA/Baa3(sf)/BBB (high)(sf)
Class E	BBB-(sf)/NR/NA	Class E-1	NA/NR/BBB(sf)
Class F	BB-(sf)/NR/NA	Class E-2	NA/NR/BBB(low)(sf)

2019 Certificates		2018 Certificates

Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)	Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)
Class A	AAA(sf)/Aaa(sf)/AAA	Class A	AAA(sf)/Aaa(sf)/AAA
Class B	AA-(sf)/Aa2(sf)/AAA	Class B	AA-(sf)/Aa2(sf)/AA+
Class C	A-(sf)/A2(sf)/AAA	Class C	A-(sf)/A2(sf)/A+
Class D	BBB+(sf)/Baa2(sf)/AA	Class D	BBB(sf)/Baa2(sf)/A-
Class E	BBB-(sf)/NR/A-	Class E	BBB-(sf)/NR/BBB+
Class F	NR/NR/BBB	Class F	BB-(sf)/NR/NR

2017-2 Certificates		2017-1 Certificates

Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)	Class of Certificates	Rating (KBRA/Moody’s/ Morningstar)
Class A	AAA(sf)/Aaa(sf)/AAA	Class A	AAA(sf)/Aaa(sf)/AAA
Class B	AA(sf)/Aa2(sf)/AA	Class B	AA(sf)/Aa2(sf)/AA
Class C	A-(sf)/A1(sf)/A	Class C	A-(sf)/A1(sf)/A
Class D	BBB+(sf)/Baa1(sf)/BBB+	Class D	BBB+(sf)/A3(sf)/BBB+
Class E	BBB-(sf)/-/BBB-	Class E	BBB-(sf)/–/BBB-
Class F	B-(sf)/NR/NR	Class F	NR/NR/B-

The ratings address the likelihood of the timely receipt by certificate holders of interest and principal. The ratings take into consideration the credit quality of the underlying single-family rental homes and the Securitized Loans, structural and legal aspects associated with the Certificates, and the extent to which the payment streams of the Securitized Loans are adequate to make the payments required under the Certificates.

The ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (i) the likelihood, timing or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments; (ii) the possibility that a certificate holder might suffer a lower than anticipated yield; (iii) the likelihood of receipt of spread maintenance premiums or default interest; (iv) the likelihood of experiencing prepayment interest shortfalls or of receiving compensating interest payments; (v) the tax treatment of the Certificates or the effect of taxes on the payments received; (vi) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations; or (vii) other non-credit risks.

TRICON RESIDENTIAL 2020 ANNUAL INFORMATION FORM 27

2020 ANNUAL INFORMATION FORM

The following information relating to the credit rating methodology of each Rating Agency is based on information made available to the public by the Rating Agencies.

Morningstar uses a set of letter ratings ranging from AAA to D to express its opinion of the credit quality of an obligor or security, based on its policies and procedures. Morningstar also provides finer gradations of the ratings ranging from AA to CCC by adding a plus (+) or minus (-) sign to indicate relative strength within the rating categories.

Moody’s uses a set of letter ratings ranging from Aaa to C to express its opinion of the relative credit risks of financial obligations, based on its policies and procedures. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Moody’s appends an “(sf)” indicator to ratings assigned to structured finance obligations.

KBRA uses a set of letter ratings ranging from AAA to D to express its opinion of the relative credit risks of financial obligations, based on its policies and procedures. KBRA may also provide finer gradations of the ratings ranging from AA to CCC by adding a plus (+) or minus (-) sign to indicate relative strength within the rating categories. KBRA appends an “(sf)” indicator to ratings assigned to structured finance obligations.

Dividend Reinvestment Plan

The Company’s Dividend Reinvestment Plan (“DRIP”) dated November 15, 2012, and amended as of May 10, 2016, provides eligible holders of Common Shares with the opportunity to reinvest their cash dividends paid on the Common Shares to purchase additional Common Shares at a price equal to the Average Market Price (as defined in the DRIP) on the applicable dividend payment date, less an applicable discount. The Common Shares acquired under the DRIP will, at the discretion of the Company, either be purchased through the facilities of the TSX or issued by the Corporation from treasury. Details on the DRIP are available on the Company’s website at www.triconresidential.com.

Normal Course Issuer Bid

On July 10, 2019, the TSX approved the Company’s notice of intention to make a normal course issuer bid (“NCIB”) for a portion of its Common Shares. Under the NCIB, the Company was permitted to repurchase for cancellation up to 2.0 million Common Shares during the 12-month period commencing July 15, 2019. The Company repurchased and cancelled 495,402 Common Shares for C$4.9 million under the NCIB.

Shareholder Rights Plan

The Company has in place a Rights Plan, which was continued, amended and restated by the Company’s shareholders on June 26, 2019. The Rights Plan is intended to ensure that a person seeking to acquire control of Tricon gives shareholders and the Board of Directors sufficient time to evaluate a potential bid, negotiate with the initial bidder and encourage competing bids to emerge. The Rights Plan protects shareholders by requiring all potential bidders to comply with certain “Permitted Bid” conditions, or else such bidders will be subject to the dilutive features of the Rights Plan. A more detailed summary and the full text of the Rights Plan are included in the Company’s Management Information Circular dated May 6, 2019, available at www.sedar.com.

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MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX under the trading symbol TCN. The high and low trading prices (in Canadian dollars) and total volume traded of the Common Shares on the TSX for each month of the most recently completed fiscal year are set out below.

Month	High (C$)	Low (C$)	Volume
January	11.22	10.45	7,071,874
February	12.11	10.92	12,041,276
March	11.66	5.45	17,277,942
April	8.45	6.47	8,247,482
May	8.39	7.03	7,513,144
June	9.65	7.98	9,722,845
July	9.81	8.94	7,358,981
August	11.05	9.40	7,507,667
September	11.50	10.38	10,721,901
October	11.80	10.73	8,202,860
November	11.61	10.70	9,767,086
December	11.89	10.85	8,323,176

The 2022 Debentures (described under “Description of Capital Structure – Convertible Debentures”) are listed and posted for trading on the TSX under the trading symbol “TCN.DB.U”. The high and low trading prices per $100 principal amount of debentures and total volume traded of the 2022 Debentures on the TSX for each month of the most recently completed fiscal year are set out below.

Month	High (C$)	Low (C$)	Volume
January	104.46	102.75	1,106,000
February	105.52	102.50	3,491,000
March	103.99	83.15	4,646,000
April	94.00	87.00	5,969,000
May	97.00	90.38	12,385,000
June	100.00	95.00	8,471,000
July	100.00	98.50	3,993,000
August	103.81	99.75	8,185,000
September	103.90	100.50	5,664,000
October	103.23	100.80	2,011,000
November	103.00	100.85	5,794,000
December	104.00	100.50	3,180,000

ESCROW OF SECURITIES

The following chart sets out the Common Shares held in escrow in connection with the Company’s Restricted Share Plan as of December 31, 2020.

Designation of class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Common Shares	369,113	0.19%

The Common Shares listed above were acquired pursuant to the Company’s Restricted Share Plan and are held by Solium Capital Inc., as custodian, on behalf of plan participants while the applicable restrictions remain unsatisfied. The restrictions on the Common Shares listed above will lapse in December 2030 and December 2031, subject to earlier forfeiture in accordance with the terms of the Company’s Restricted Share Plan.

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DIRECTORS AND OFFICERS

The Company’s Board of Directors is comprised of 10 directors, seven of whom are independent in accordance with the meaning given to such term in National Policy 58-201 – Corporate Governance Guidelines. The by-laws of the Company require that all directors stand for re-election on an annual basis at a meeting of shareholders.

Two of the 10 directors have served since the initial public offering of Tricon’s Common Shares in May 2010. Michael Knowlton was first elected to the Board on May 18, 2011. Peter Sacks and Gary Berman were first elected to the Board on May 21, 2014. Siân Matthews was first elected to the Board on May 20, 2015. Ira Gluskin was first appointed to the Board on November 7, 2016. Camille Douglas was first appointed to the Board on August 7, 2018. Tracy Sherren was first appointed to the Board on June 11, 2019. Frank Cohen was appointed to the Board on September 3, 2020. The term of office for each director expires at the end of the next annual meeting of shareholders, unless re-elected.

Except as described in their biographies below, or above under the heading “Description of the Business – Senior Management Team”, none of the directors are currently directors of other issuers that are also reporting issuers (or the equivalent) in a territory of Canada or in a foreign territory.

The following table lists the directors and executive officers of Tricon as of the date hereof, their municipality of residence, position with the Company and current principal occupation, if different than the position held with the Company. The principal occupations of the directors and executive officers during the past five years are included in their biographies below, or above under the heading “Description of the Business – Senior Management Team”.

Name and Municipality of Residence	Position With the Company	Current Principal Occupation (If Different than Position Held)
David Berman Toronto, Ontario	Co-Founder and Executive Chairman	–

Peter Sacks(2) Toronto, Ontario	Lead Director	Corporate Director

Michael Knowlton(1),(2) Toronto, Ontario	Director	Corporate Director

Siân Matthews(2) Calgary, Alberta	Director	Corporate Director

Camille Douglas(1) New York, NY, USA	Director	Senior Managing Director, LeFrak

Ira Gluskin(1) Toronto, Ontario	Director	Chief Investment Officer, Irager + Associates Inc.

Tracy Sherren Halifax, Nova Scotia	Director	Chief Financial Officer, True North Commercial REIT and President, Canadian Commercial, Starlight

Frank Cohen New York, NY, USA	Director	Senior Managing Director, Blackstone

Geoffrey Matus Toronto, Ontario	Co-Founder and Director	Consultant and Corporate Director

Gary Berman Toronto, Ontario	Director, President and Chief Executive Officer	–

Wissam Francis Toronto, Ontario	Executive Vice President and Chief Financial Officer	–

Jonathan Ellenzweig Larkspur, CA, USA	Chief Investment Officer	–

Kevin Baldridge Laguna Beach, CA, USA	Chief Operating Officer	–

Sherrie Suski Mission Viejo, CA, USA	Chief People Officer	–

David Veneziano Toronto, Ontario	Chief Legal Officer and Corporate Secretary	–

(1)	Member of the Audit Committee of the Board.
(2)	Member of the Compensation, Nominating and Corporate Governance Committee of the Board.

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The directors and executive officers of the Company, as a group, directly or indirectly, beneficially own, control or direct, 8,087,285 Common Shares of the Company, representing approximately 4.2% of the total issued and outstanding Common Shares as of December 31, 2020.

The following are brief biographies of the directors of the Company other than David Berman, Geoff Matus and Gary Berman, whose biographies are included above under “Description of the Business – Senior Management Team”.

Peter D. Sacks is the Lead Director of the Company.

Peter Sacks (B.Comm., CA) retired as the founding partner of Cidel Asset Management Inc., now part of Cidel – a Canadian Private Bank. His experience in Wealth Management followed an extensive career in banking during which he held executive positions in Treasury Management at CIBC, Chase Manhattan Bank Canada and Midland Bank Canada.

Mr. Sacks is an independent director/trustee of several U.S. publicly-traded closed-end and open-end funds managed by Standard Life Aberdeen PLC. His past directorships include Kinross Mortgage Corporation Ltd., CIBC Trust Company Ltd., CIBC Limited and Horizons BetaPro ETFs. He also served on the Investment Advisory Committee of the Ontario Public Guardian and Trustee and was Chair of the Independent Review Committee of Children’s Education Funds Inc. His community service has included directorships of Young People’s Theatre, Childhood Now and TSCC 1849.

J. Michael Knowlton is a Director of the Company and the Chair of the Audit Committee.

Michael Knowlton retired from Dundee Realty Corporation in 2011, where he was President and COO of Dundee Real Estate Investment Trust. He joined Dundee Realty in 1998, and held a variety of positions with Dundee Realty and Dundee Real Estate Investment Trust, including Executive Vice President and COO, Executive Vice President and CFO and Managing Director of Limited Partnerships, before becoming President of the REIT in 2006. Prior to that, he was Senior Vice President and CFO of OMERS Realty Corp. from 1990 until 1998.

Mr. Knowlton is a trustee and the Chair of Crombie Real Estate Investment Trust (TSX: CRR.UN) and a trustee and member of the Audit Committee and Governance Committee of Dream Industrial Real Estate Investment Trust (TSX: DIR.UN). He is a former member of the boards of trustees of Dream Global Real Estate Investment Trust, True North Apartment Real Estate Investment Trust and Northwest Healthcare Properties Real Estate Investment Trust.

Mr. Knowlton has a Bachelor of Science (Engineering) degree and a Master of Business Administration degree from Queen’s University. He is a Chartered Accountant and has an ICD.D designation.

Siân Matthews is a Director of the Company and Chair of the Compensation, Nominating and Corporate Governance Committee of the Board.

Siân Matthews is a corporate director. Until 2009, she was a partner and head of the Private Services Group at Bennett Jones LLP and she began her legal career at Macleod Dixon LLP in Calgary.

Ms. Matthews is also a director of Cidel Bank Canada, The Calgary Foundation and the Southern Alberta Opera Association, and a past director and Chair of the Governance Committee of the Calgary Municipal Lands Corporation, a past director and Chair of the Governance Committee of the Heritage Park Society and a past director of the Calgary Opera Association. She is also a director of several private corporations.

Ms. Matthews is the past Chair of Canada Post Corporation, where she had also served as Chair of the Strategic Initiatives Oversight Committee, Chair of the Corporate Social Responsibility and Environmental Risks Committee and a member of the Audit Committee, Governance Committee, Human Resources Committee and Pension Committee.

Ms. Matthews has nationally recognized legal expertise in the areas of taxation and governance and has been distinguished by her peers by inclusion on the Best Lawyers in Canada and the Lexpert Leading Practitioners lists.

Ms. Matthews is a member of the Law Society of Alberta and has a Bachelor of Arts degree from the University of Waterloo, a Juris Doctor degree from the University of Ottawa and an ICD.D designation.

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2020 ANNUAL INFORMATION FORM

Ira Gluskin is a Director of the Company.

Ira Gluskin is the Chief Investment Officer of Irager + Associates Inc., a family office overseeing strategy and investments. He is also the co-founder of Gluskin Sheff + Associates Inc., one of Canada’s pre-eminent wealth management firms. He served as the firm’s President and Chief Investment Officer until 2009, and as a Director and the firm’s Vice-Chairman until 2013. Before co-founding Gluskin Sheff, Mr. Gluskin was a highly-ranked real estate securities analyst at a leading Canadian investment dealer.

Mr. Gluskin serves on the Board of Directors of European Residential Real Estate Investment Trust (TSX-V: ERE.UN) and is a member of the Advisory Boards of Vision Capital Corporation, Ewing Morris & Co. Investment Partners Ltd. and the University of Toronto’s Real Estate Advisory Committee. He is also a member of the University of Toronto’s Boundless Campaign Executive Committee, the Sinai Health System’s Board of Directors and Investment Committee and the boards of the Canadian Jewish News, The Walrus Magazine, Capitalize for Kids and the National Theatre School of Canada.

Mr. Gluskin is the former Chair of the University of Toronto Asset Management Corporation and the former Chair of the Investment Advisory Committee for the Jewish Foundation of Greater Toronto, where he is currently a member of its Investment Committee. Mr. Gluskin has a Bachelor of Commerce degree from the University of Toronto. In 2019, he received an Honorary Doctorate of Laws degree from Wilfrid Laurier University.

Camille Douglas is a Director of the Company.

Camille Douglas is a senior executive in the real estate industry with more than 30 years of experience in real estate transactions and financial strategy. Her work has included corporate and project-based acquisitions, dispositions and financing, including pioneering work on commercial mortgage-backed securities and cross-border equity investment.

Ms. Douglas is Senior Managing Director, Acquisitions and Capital Markets at LeFrak, a real estate investment and development company. Since joining LeFrak in 2010, she has been responsible for strategic real estate acquisition and development initiatives. Ms. Douglas serves on the Board of Trustees of Starwood Property Trust (NYSE: STWD), where she is a member of the Audit Committee. In addition, she has been an Adjunct Professor in Finance and Economics at Columbia Business School since 2004. Ms. Douglas has a Master of Urban Planning degree from Harvard University Graduate School of Design and a Bachelor of Arts degree from Smith College.

Tracy Sherren is a Director of the Company.

Tracy Sherren joined Starlight Group Property Holdings Inc., a real estate and investment company, in October 2012 as the Chief Financial Officer of True North Commercial REIT (TSX: TNT.UN). She is Chief Financial Officer of Starlight and is the President of Canadian Commercial. Prior to joining Starlight, Ms. Sherren was the Chief Financial Officer of Pacrim Hospitality Services Inc. from January 2005 to September 2012 and the Chief Financial Officer of Holloway Lodging Corp. from its inception in 2005 until July 2011. While at Holloway, she was responsible for construction and long-term financing of commercial properties, operations management, financial reporting, investor relations and corporate tax planning.

Ms. Sherren serves on the Board of Directors of VM Hotel Acquisition Corp. (TSX: VMH.V). With more than 25 years of experience, Ms. Sherren has participated in over $1 billion of financings and led asset management teams, acquisition due diligence and real estate development, and has extensive experience in transaction structuring and risk management.

Ms. Sherren is a Chartered Accountant and has a Bachelor of Business Administration degree from Acadia University. Frank Cohen is a Director of the Company.

Frank Cohen is a Senior Managing Director at Blackstone, a leading global investment firm that he joined in 1996. In this capacity, he is the Global Head of Core+ Real Estate and the Chairman and CEO of Blackstone Real Estate Income Trust. During his career with the firm, he has been involved in more than $100 billion of real estate transactions.

He serves as a director for several Blackstone-affiliated companies, including Blackstone Real Estate Income Trust and EQ Office, and was formerly a director of Hudson Pacific Properties (NYSE: HPP). He is also active in several industry and civic organizations; he is a Trustee of the Urban Land Institute, on the NAREIT Advisory Board of Governors, on the Board of the Regional Plan Association and on the Board of Visitors of the Weinberg College of Arts and Sciences at Northwestern University.

Mr. Cohen has a Bachelor of Arts degree from Northwestern University, where he graduated from the Honours Program in Mathematical Methods in the Social Sciences, with a double major in political science.

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Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the directors or executive officers or proposed directors of the Company is, as at the date of this Annual Information Form, or has been within the ten years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any person or company (including the Company) that was subject to one of the following orders, that was in effect for a period of more than 30 consecutive days:

(a)

a cease trade order, an order similar to a cease trade order or an order that denied the company access to any exemption under securities legislation that was issued while the director or executive officer was acting in his or her capacity as director or executive officer; or

(b)

a cease trade order, an order similar to a cease trade order or an order that denied the company access to any exemption under securities legislation that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in his or her capacity as director, chief executive officer or chief financial officer.

None of the directors or executive officers of the Company, or shareholders holding a sufficient number of securities of the Company to materially affect its control:

(a)

is, as at the date of this Annual Information Form, or has been within the ten years before the date of this Annual Information Form, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder; or

(c)

has had imposed any penalties or sanctions by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has had imposed any penalties or sanctions by a court or a regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interest of the Company and to disclose any interests which they may have in any project or opportunity of the Company. However, the Company’s directors and officers may serve on the boards and/or as officers of other companies which may compete in the same industry as the Company, giving rise to potential conflicts of interest. To the extent that such other companies may participate in ventures in which the Company may participate or enter into contracts with the Company, they may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that a conflict of interest arises at a meeting of the directors of the Company, such conflict of interest must be declared and the declaring parties must recuse themselves from the meeting and abstain from participating and voting for or against the approval of any project or opportunity in which they may have an interest. Provided such steps are followed and subject to any limitations in the Company’s constating documents, a transaction would not be void or voidable because it was made between the Company and one or more of its directors or by reason of such director being present at the meeting at which such agreement or transaction was approved. The remaining directors will determine whether or not the Company will participate in any such project or opportunity.

To the best of the Company’s knowledge, there are no known existing or potential conflicts of interest among the Company’s directors, executive officers or other members of management of the Company as a result of their outside business interests.

The directors and officers of the Company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest, and the Company will rely upon such laws in respect of any directors’ or officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers.

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PROMOTERS

No person was considered a promoter of Tricon for the purposes of applicable securities legislation during the last two completed fiscal years of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company was not party to, nor was its property the subject of, any material legal proceedings during the 2020 fiscal year, nor is it aware that any such proceedings are contemplated.

No penalties or sanctions relating to securities legislation were imposed, nor were any related settlement agreements entered into, nor were there any other material penalties or sanctions imposed by a court or regulatory body, on or by the Company during the 2020 fiscal year.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is TSX Trust Company at its principal office located at 301–100 Adelaide Street West, Toronto, Ontario M5H 4H1.

AUDIT COMMITTEE INFORMATION

Audit Committee Charter

The full text of the Charter of the Audit Committee is set out in Schedule A.

Audit Committee Composition

The Audit Committee is composed of three independent,1 financially literate2 directors as of the date of this AIF: Michael Knowlton (who chairs the committee), Ira Gluskin and Camille Douglas. An outline of the Audit Committee members’ work experience and education is set out above under “Directors and Officers”. The Board believes that the composition of the Audit Committee reflects a high level of financial literacy. Each member of the Audit Committee has education and experience that is relevant to his or her performance as an Audit Committee member and has, in particular, education and experience that have provided the member with:

(a)	an understanding of the accounting principles used by the Company to prepare its financial statements;

(b)	the ability to assess the general application of the above-noted principles in connection with estimates, accruals and reserves;

(c)

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising individuals engaged in such activities; and

(d)	an understanding of internal controls and procedures for financial reporting.

(1)

Pursuant to National Instrument 52-110 – Audit Committees, as amended, of the Canadian Securities Administrators (“NI 52-110”), a member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment.

(2)

An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. The Board has determined that each member of the Audit Committee is financially literate, having reference to the definition contained in NI 52-110 and based on consideration of the relevant education and experience of each member of the Audit Committee.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed fiscal year has the Company relied on the exemptions in Sections 2.4 (De Minimis Non-Audit Services), 3.2 (Initial Public Offerings), 3.3(2) (Controlled Companies), 3.4 (Events Outside Control of Members), 3.5 (Death, Disability or Resignation of Audit Committee Member), 3.6 (Temporary Exemption for Limited and Exceptional Circumstances), or 3.8 (Acquisition of Financial Literacy) of NI 52-110, or an exemption from NI 52-110, in whole or in part, granted under Part 8 thereof.

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Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed fiscal year has the Audit Committee made a recommendation to nominate or compensate an external auditor that was not adopted by the Board.

The Audit Committee is authorized by the Board to review the performance of the Company’s external auditors, to approve in advance the provision of services other than auditing and to consider the independence of the external auditors, including conducting a review of the range of services provided in the context of all consulting services provided to the Company. The Audit Committee is authorized to approve in writing any non-audit services or additional work which the Chair of the Audit Committee deems necessary, and the Chair will notify the other members of the Audit Committee of such non-audit or additional work and the reasons for such non-audit work for the Audit Committee’s consideration, and, if thought advisable, approval in writing.

External Auditor Service Fees

PricewaterhouseCoopers LLP was first appointed as auditors of the Company on January 26, 2010. The aggregate fees paid to PricewaterhouseCoopers LLP for the fiscal years 2018 through 2020 are as follows.

Fiscal Year Ended December 31	Company Audit Fees	Company Audit- Related Fees	Audit of Tricon- Managed Funds	All Other Fees
2020	$469,538	$110,324	$450,801	$290,125
2019	491,500	162,500	312,295	360,454
2018	496,500	80,000	245,675	204,225

“Company Audit-Related Fees” comprise services performed on the Company’s quarterly interim reviews and prospectus audit work done. “All Other Fees” relate to additional consulting services in support of the Company’s transactional activities. An additional 7% administrative fee (5% in 2018 and 2019) was charged on the fee amounts noted above.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director, executive officer or shareholder who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares, or any known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction or proposed transaction within the three most recently completed fiscal years or during the current fiscal year that has materially affected or will materially affect the Company or a subsidiary of the Company.

In connection with Tricon’s acquisition of an approximate 68.4% limited partnership interest in THP1 US in 2013, certain directors and executive officers of the Company sold their indirect interests in THP1 US to Tricon. As set forth in the prospectus filed in connection with the transaction, Tricon relied on an exemption from the valuation and minority approval requirements for “related party transactions” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), on the basis that neither the fair market value of, nor the fair market value of the consideration for, the transaction as it related to such individuals was greater than 25% of the Company’s market capitalization calculated in accordance with MI 61-101.

At the time of the Company’s initial public offering, certain contractual arrangements were confirmed pursuant to which all management fees and Performance Fees received in respect of funds created prior to January 1, 2000 are for the account of certain directors, employees and other individuals and will be allocated and paid to such individuals by way of bonus or other contractual payment.

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INTERESTS OF EXPERTS

The Company’s auditors are PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have prepared an independent auditors’ report dated March 2, 2021 in respect of the Company’s financial statements with accompanying notes as at December 31, 2020 and December 31, 2019 and for the years then ended. PricewaterhouseCoopers LLP has advised that it is independent with respect to the Company within the meaning of the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct.

MATERIAL CONTRACTS

The following are the only material contracts, other than contracts in the ordinary course of business, which have been entered into by the Company and which are still in effect:

•	The 2022 Convertible Debenture Indenture (see “Description of Capital Structure – Convertible Debentures”), as supplemented by a first supplemental indenture dated as of May 9, 2017.

•

A fifth amended and restated credit agreement dated as of July 31, 2019, as amended from time to time, among the Company, Royal Bank of Canada and other financial institutions, pursuant to which such financial institutions have made available to the Company a $500 million revolving credit facility. Amounts borrowed under the facility bear interest at an applicable reference rate (LIBOR, Canadian prime rate, or U.S. base rate, all as defined in the credit agreement), depending on the type of loan advanced, plus an applicable margin, depending on the type of loan and the Company’s debt-to-EBITDA ratio (as calculated under the agreement). The range of applicable margins is 275–375 basis points for LIBOR loans and 175–275 basis points for other loan types. Tricon Residential Inc. is the borrower under the facility and the facility is guaranteed by certain of its subsidiaries and is subject to customary financial and non-financial covenants.

ADDITIONAL INFORMATION

Additional financial information relating to the Company is available in its financial statements and the 2020 MD&A.

These documents, as well as additional information relating to the Company, are available on SEDAR at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, will be contained in the Company’s Management Information Circular for its annual meeting of shareholders to be held in 2021.

Toronto, Ontario

March 2, 2021

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SCHEDULE A – AUDIT COMMITTEE CHARTER (THE “CHARTER”)

1. Purpose

The Audit Committee (the “Committee”) is appointed by the board of directors (the “Board”) of Tricon Residential Inc. (the “Corporation”) to assist in the oversight and evaluation of:

•	the quality and integrity of the financial statements of the Corporation;

•	the internal control and financial reporting systems of the Corporation;

•	the compliance by the Corporation with legal and regulatory requirements in respect of financial disclosure;

•	the qualification, independence and performance of the Corporation’s independent auditors;

•	the performance of the Corporation’s Chief Financial Officer; and

•	any additional duties set out in this Charter or otherwise delegated to the Committee by the Board.

In addition, the Committee provides an avenue for communication between the independent auditor, financial management, other employees and the Board concerning accounting and auditing matters.

The Committee is directly responsible for the appointment, compensation, retention (and termination) and oversight of the work of the independent auditor (including oversight of the resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing audit reports or performing other audit, review or attest services for the Corporation.

The Committee is not responsible for:

•	planning or conducting audits;

•	certifying or determining the completeness or accuracy of the Corporation’s financial statements or that those financial statements are in accordance with generally accepted accounting principles; or

•	guaranteeing the report of the Corporation’s independent auditor.

The fundamental responsibility for the Corporation’s financial statements and disclosure rests with management and the independent auditors are responsible for auditing those financial statements. It is not the duty of the Committee to conduct investigations, to itself resolve disagreements (if any) between management and the independent auditor or to ensure compliance with applicable legal and regulatory requirements.

2. Reports

The Committee shall report to the Board on a regular basis and, in any event, before the public disclosure by the Corporation of its quarterly and annual financial results. The reports of the Committee shall include any issues of which the Committee is aware with respect to:

•	the quality and integrity of the Corporation’s financial statements;

•	compliance by the Corporation with legal or regulatory requirements in respect of financial matters and disclosure;

•	the performance and independence of the Corporation’s independent auditor;

•	the effectiveness of systems of control (including risk management) established by management to safeguard the assets (real and intangible) of the Corporation; and

•	the proper maintenance of accounting and other records.

The Committee shall also prepare, as required by applicable law, any audit committee report required for inclusion in the Corporation’s publicly-filed documents.

3. Composition

The members of the Committee shall be three or more individuals who are appointed (and may be replaced) by the Board. Each of the members of the Committee shall meet the standards for independence required by applicable regulatory, stock exchange and securities law requirements and, without limitation, shall be financially literate (or acquire that familiarity within a reasonable period after appointment). This shall, at a minimum, include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity that can reasonably be expected to be raised by the Corporation’s financial statements. No member of the Committee shall accept (directly or indirectly) any consulting, advisory or other compensatory fee from the Corporation (other than remuneration for acting in his or her capacity as a director) or be an “affiliated person” of the Corporation. (For this purpose, an “affiliate” of a person is a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the first person.) Without the approval of the Board, no member of the Committee shall concurrently serve on the audit committee of a competitor or client.

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4. Responsibilities

It is recognized that, in fulfilling their responsibilities, members of the Committee are not full-time employees of the Corporation. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to determine that the Corporation’s financial statements are complete and accurate. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

The Committee shall have authority over, and shall be responsible for, the following specific matters:

4.1. Independent Auditors

For the purposes of this Section 4.1, references to “independent auditors” include a reference to the independent auditors of any material subsidiary of the Corporation (other than a subsidiary that has an audit committee comprised of individuals who are independent from the Corporation) if different than the independent auditors of the Corporation (a “Subsidiary Auditor”).

The Committee shall:

•

Recommend to the Board the independent auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attestation services for the Corporation.

•	Establish the compensation of the independent auditor.

•	Obtain confirmation from the independent auditor that it ultimately is accountable, and will report directly, to the Committee and the Board.

•

Oversee the independent auditor and, in the context thereof, require the independent auditor to report to the Committee (among other things) any disagreement between management and the independent auditor regarding financial reporting and the resolution of each such disagreement.

•

Adopt policies and procedures for the pre-approval of the retention of the Corporation’s independent auditor for all audit and permitted non-audit services (subject to any restrictions on such services imposed by applicable legislation), including procedures for the delegation of authority to provide such approval to one or more members of the Committee.

•

At least annually, review the qualifications, performance and independence of the independent auditor. In doing so, the Committee should, among other things, undertake the measures set forth in Appendix “A” to this Charter.

•

At least annually, review and approve a strategy for the appointment of independent auditors by any of the Corporation’s subsidiaries (other than its material subsidiaries or any subsidiary that has an audit committee comprised of individuals who are independent from the Corporation).

4.2. The Audit Process, Financial Statements and Related Disclosure

The Committee shall, as it determines to be appropriate:

•	Review with management and the independent auditor and, where appropriate, any Subsidiary Auditor:

•	the proposed audit plan and scope of review by the independent auditor or Subsidiary Auditor;

•

before public disclosure, the Corporation’s annual audited financial statements and quarterly unaudited financial statements, the Corporation’s accompanying disclosure of management’s discussion and analysis of financial condition and results of operations (“MD&A”) and earnings press releases and make recommendations to the Board as to the approval and dissemination of those statements and disclosure;

•

the adequacy of the procedures for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the public disclosure referred to in the immediately preceding paragraph and periodically assess the adequacy of those procedures and consider whether they are complete and consistent with the information known to committee members;

•

financial information and any earnings guidance provided to analysts and rating agencies, recognizing that this review and discussion may be done generally (consisting of a discussion of the types of information to be disclosed and the types of presentations to be made) and need not take place in advance of the disclosure of each release or provision of guidance;

•

any significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the selection or application of accounting principles, any major issues regarding auditing principles and practices, and the adequacy of internal controls that could significantly affect the Corporation’s financial statements;

•	all critical accounting policies and practices used;

•

all alternative treatments of financial information within International Financial Reporting Standards (“IFRS”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	the use of “pro forma” or “adjusted” non-IFRS information;

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•

the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, transactions, arrangements and obligations (contingent or otherwise), on the Corporation’s financial statements;

•

any disclosures concerning any weaknesses or any deficiencies in the design or operation of internal controls or disclosure controls made to the Committee by the Chief Executive Officer and the Chief Financial Officer during their certification process in documents filed with applicable securities regulators;

•

the adequacy of the Corporation’s internal accounting controls and management information systems and its financial, auditing and accounting organizations and personnel and any special steps adopted in light of any material control deficiencies; and

•	the establishment, and periodic review, of procedures for the review of financial information extracted or derived from the Corporation’s consolidated financial statements.

•

Review with management the Corporation’s guidelines and policies with respect to risk assessment and the Corporation’s major financial and business risk exposures and the steps management has taken to monitor and control such exposures.

•	Review with the independent auditor or any Subsidiary Auditor:

•	the quality as well as the acceptability of the accounting principles that have been applied;

•

any problems or difficulties the independent auditor may have encountered during the provision of its audit-related services, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management, any management letter provided by the independent auditor or other material communication (including any schedules of unadjusted differences) to management and the Corporation’s response to that letter or communication; and

•	any changes to the Corporation’s significant accounting principles and practices suggested by the independent auditor and members of management.

•	Review with management all related party transactions and the development of policies and procedures related to those transactions.

•

Following completion of the annual audit, review with each of management and the independent auditors (or Subsidiary Auditors) any significant issues, concerns or difficulties encountered during the course of the audit including:

•	restrictions on the scope of work or on access to required or requested information;

•

issues or concerns that arose during the course of the audit concerning the Corporation’s internal accounting controls, or the fair presentation, completeness or accuracy of the financial statements; and

•

analyses prepared by management or the auditors setting forth significant financial reporting issues and judgments made in connection with preparation of the financial statements (including analysis of the effects of alternative treatments under generally accepted accounting principles).

•	Periodically review reports on the Corporation’s information technology systems that support the financial reporting process.

•	Receive and review reports from other Board committees with regard to matters that could affect the audit or results of operations.

•

Oversee appropriate disclosure of the Charter, and other information required to be disclosed by applicable legislation in the Corporation’s public disclosure documents, including any management information circular distributed in connection with the solicitation of proxies from the Corporation’s security holders.

4.3. Compliance

The Committee shall, as it determines appropriate:

•

Review with the Corporation’s Chief Financial Officer, other members of management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Corporation’s financial statements or accounting policies.

•	Review with the Corporation’s external legal counsel legal matters that may have a material impact on the financial statements or accounting policies.

•	Establish procedures for:

•	the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation with concerns regarding any accounting or auditing matters.

•	Review independent financial analyst commentary concerning the Corporation and its financial reporting.

4.4. Delegation

To avoid any confusion, the Committee responsibilities identified above are the sole responsibility of the Committee and may not be delegated to a different committee.

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5. Meetings

The Chair of the Committee shall be selected by the Board. If the Chair of the Committee is not present, the members of the Committee may designate a Chair for the meeting by majority vote of the members of the Committee present.

The Committee shall meet in accordance with a schedule established each year by the Committee, and at other times that the Committee may determine. Quorum for all meetings shall be a majority of the Committee members. Minutes shall be maintained of all meetings of the Committee and copies of the minutes shall be made available to all members of the Board.

The Committee shall meet periodically with the Chief Financial Officer, the independent auditors and external legal counsel in separate sessions. Meeting agendas shall be developed by the Chair of the Committee in consultation with the Corporation’s management and the independent auditors. Committee members may propose agenda items through communication with the Chair of the Committee or the Chief Financial Officer. Agendas, together with appropriate briefing materials, shall be circulated to Committee members prior to meetings. At the discretion of the Committee, members of management and others may attend Committee meetings other than the separate sessions with the independent auditors, the Chief Financial Officer and the external legal counsel.

6. Resources and Authority

The Committee shall have the resources and the authority appropriate to discharge its responsibilities, including the authority to engage and establish the compensation of, at the expense of the Corporation, outside advisors including experts in particular areas of accounting, legal counsel and other experts or consultants as it determines necessary to carry out its duties, without seeking approval of the Board or management. The Committee will advise the Board of any such action taken.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to the independent auditors as well as anyone in the Corporation.

7. Annual Evaluation

At least annually, the Committee shall, in a manner it determines to be appropriate:

•	Perform a review and evaluation of the performance of the Committee and its members, including the compliance of the Committee with this Charter.

•

Review and assess the adequacy of its Charter (including with respect to the procedures regarding the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements) and recommend to the Board any improvements to this Charter that the Committee determines to be appropriate.

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APPENDIX A

QUALIFICATIONS, PERFORMANCE AND INDEPENDENCE OF INDEPENDENT AUDITOR

At least annually, the Committee shall, in a manner it determines to be appropriate:

•	Review the experience and qualifications of the senior members of the independent auditor’s team.

•	Confirm with the independent auditor that it is in compliance with applicable legal, regulatory and professional standards relating to auditor independence.

•	Review and approve clear policies for the hiring by the Corporation of employees or partners or former employees or former partners of the current and former independent auditor.

•

Review annual reports from the independent auditor regarding its independence and consider whether there are any non-audit services or relationships that may affect the objectivity and independence of the independent auditor and, if so, recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditor.

•	Obtain and review such report(s) from the independent auditor as may be required by applicable legal and regulatory requirements.

•

Conduct an evaluation (taking into account the opinions of management) of the independent auditor’s qualifications, performance and independence and present to the Board the Committee’s conclusion in such regard.

•	Review, as required, the independent auditor’s plans with respect to the partner rotation.

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7 St. Thomas Street, Suite 801Toronto, Ontario M5S 2B7 T 416 925 7228 F 416 925 7964www.triconresidential.com